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TABLE OF CONTENTS 2

Filed Pursuant to Rule 424(b)(5)
Commission File No. 333-157883 and 333-149742

PROSPECTUS SUPPLEMENT
(To Prospectuses dated June 3, 2008 and March 12, 2009)

5,500,000 Common Units

REPRESENTING LIMITED PARTNER INTERESTS

We are selling 5,200,000 common units representing limited partner interests in MarkWest Energy Partners, L.P.    The selling unitholder, an entity controlled by a director of our general partner, is selling 300,000 common units. Our common units are listed on the New York Stock Exchange under the symbol "MWE." The last reported sales price of our common units on the New York Stock Exchange on August 12, 2009 was $21.99 per common unit.

Investing in our common units involves risks. Please read "Risk Factors" beginning on page S-18 of this prospectus supplement.

PRICE $20.95 PER COMMON UNIT

	Price to Public	Underwriting Discounts and Commissions	Proceeds to MarkWest Energy Partners, L.P.	Proceeds to Selling Unitholder
Per Common Unit	$20.95	$0.8841	$20.0659	$20.0659
Total	$115,225,000	$4,862,550	$104,342,680	$6,019,770

We have granted the underwriters a 30-day option to purchase up to an additional 825,000 common units from us on the same terms and conditions as set forth above if the underwriters sell more than 5,500,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectuses. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about August 18, 2009.

Joint Book-Running Managers

MORGAN STANLEY	UBS INVESTMENT BANK

Co-Manager

RBC CAPITAL MARKETS

August 13, 2009

        This prospectus supplement contains information with respect to a public offering of common units pursuant to two effective registration statements. Registration Statement No. 333-157883, dated March 12, 2009, relates to sales of securities by us. Registration Statement No. 333-149742, dated June 3, 2008, relates to sales of securities for the benefit of the selling unitholders set forth therein. Each of the registration statements contains a separate base prospectus which is included herein. The base prospectuses contain general information, some of which may not apply to this offering of common units. Generally, when we refer only to the "prospectus," we are referring to both base prospectuses and this prospectus supplement combined. If the information about the common unit offering varies between this prospectus supplement and the accompanying base prospectuses, you should rely on the information in this prospectus supplement.

        Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read "Where You Can Find More Information" on page S-46 of this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectuses and any free writing prospectus relating to this offering of common units. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the selling unitholder are offering to sell the common units, and seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectuses or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

S-i

S-ii

Secondary Offering Prospectus dated June 3, 2008

S-iii

 SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectuses. It does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying base prospectuses and the documents incorporated herein by reference for a more complete understanding of this offering of common units including our historical financial statements and the notes thereto, which are incorporated herein by reference from our annual report on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K filed on May 18, 2009 with the Securities and Exchange Commission ("SEC"). Please read "Where You Can Find More Information" on page S-46 of this prospectus supplement. Please read "Risk Factors" beginning on page S-18 of this prospectus supplement and Item 1A. "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2008, and in our quarterly report on Form 10-Q for the quarter ended June 30, 2009 for information regarding risks you should consider before investing in our common units. Unless the context otherwise indicates, the information included in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common units. We include a glossary of some of the terms used in this prospectus supplement as Appendix A.

        For purposes of this prospectus supplement and the accompanying base prospectuses, unless the context clearly indicates otherwise, "we," "us," "our" and the "Partnership" refer to MarkWest Energy Partners, L.P. and its consolidated subsidiaries; and "MarkWest Hydrocarbon" refers to MarkWest Hydrocarbon, Inc. and its direct and indirect consolidated subsidiaries.

 MarkWest Energy Partners, L.P.

        We are a master limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation, marketing and storage of natural gas liquids or NGLs; and the gathering and transportation of crude oil. We have extensive natural gas gathering, processing and transmission operations in the southwest, Gulf Coast and northeast regions of the United States, including the Marcellus Shale, and we are the largest natural gas processor in the Appalachian region. In 2008, we spent approximately $638 million on internal development and expansion opportunities. For full-year 2009, we estimate that capital expenditures to fund identified organic growth and expansion projects that have been approved by our board of directors will be approximately $480 million. Of that total, we anticipate that approximately $330 million will be funded through a combination of capital contributions from our existing joint venture partners and the proceeds from the pending divestiture of our steam methane reformer ("SMR") in Corpus Christi, Texas as further described under "—Recent Developments—Potential Divestiture of SMR."

Competitive Strengths

        We believe our competitive strengths include:

  •
  High-quality, diverse portfolio of midstream assets serving prolific natural gas basins.    Our past acquisitions and organic growth projects have allowed us to establish a leading presence in multiple long-lived, conventional and unconventional natural gas supply basins in the southwestern and Appalachian regions. In addition, our Gulf Coast assets provide high quality service to six strategically located Gulf Coast refineries that we believe will continue to play a key role in meeting U.S. demand for refined petroleum products over the long term. We believe our significant presence and asset base provide us with a competitive advantage in capturing and contracting for new supplies of natural gas.

  •
  Successful track record of acquisitions and organic growth expansions.    Since our initial public offering in May 2002, we have completed eleven acquisitions (excluding our acquisition of MarkWest Hydrocarbon) for an aggregate purchase price of approximately $875 million, net of working capital. As our asset base has grown, so have our internal development opportunities.

    For example, our growth capital expenditures in 2008 increased to approximately $638 million from $29 million in 2004, and we expect our organic growth capital expenditures for 2009 to be approximately $480 million, of which we anticipate that approximately $330 million will be funded by our existing joint venture partners and through a pending asset divestiture.

  •
  Long-term contracts.    We believe that our long-term contracts, which we define as contracts with remaining terms of four years or more, enhance the stability of our cash flow profile. We have strong relationships with our customer base, and we believe the majority of our volumes, as of December 31, 2008, were tied to long-term contracts with remaining terms ranging from four years to 20 years.

  •
  Fee-based contracts.    In the first six months of 2009 we generated approximately 44% of our net operating margin from fee-based services. The revenues we earn from our fee-based arrangements are directly related to the volumes of natural gas, NGLs or crude oil that we transport through, process or store in our systems and facilities. In addition, a portion of our fee-based revenues are generated by our four lateral pipelines in the Southwest, which typically charge fixed transportation fees regardless of the volumes transported.

  •
  Financial strength and flexibility.    Our goal is to maintain a capital structure with approximately equal amounts of debt and equity on a long-term basis. We also have access to a $435.6 million revolving credit facility, which had an outstanding balance of approximately $196.0 million (excluding $24.0 million of outstanding letters of credit) on August 3, 2009. This borrowing capacity provides us with the flexibility to fund growth capital projects and potential acquisitions as they arise.

  •
  Experienced management team with significant ownership interest.    Our executive management team has substantial experience in the energy industry and a history of successfully integrating acquisitions and completing organic growth initiatives. Our operational and technical expertise has enabled us to upgrade our existing facilities, as well as to design and build new facilities. Our directors and executive officers will own in excess of 12% of our outstanding limited partner interests after giving effect to this offering. We believe their ownership interest aligns their objectives with those of our public unitholders.

Business Strategies

        Our primary business strategy is to grow our business and increase the amount of cash available for distribution to our unitholders. We plan to accomplish this through the following:

  •
  Maintaining our financial flexibility.    During 2008, we issued approximately $179.1 million of equity and $500.0 million of long-term debt. On May 26, 2009, we issued $150.0 million in principal amount of long-term debt. Additionally, on June 10, 2009, we completed a public offering of approximately $60.5 million of equity. Our goal is to maintain a capital structure with approximately equal amounts of debt and equity on a long-term basis. We also consider the use of alternative financing strategies such as entering into joint venture arrangements and the sale of selected assets that are not a core component of our long-term objectives. Our credit facility, our ability to issue additional partnership units, strategic joint venture arrangements, and the sale of non-strategic assets should provide us with the financial flexibility to facilitate the execution of our business strategy.

  •
  Expanding operations through organic growth projects.    By expanding our existing infrastructure and customer relationships, we intend to continue to grow in our primary areas of operation to meet the anticipated demand for additional midstream services. During 2008, we spent approximately $638 million, and in 2009 we anticipate spending approximately $480 million for growth capital projects to expand our gathering and processing operations, of which we anticipate that approximately $330 million will be funded by our existing joint venture partners and through a pending asset divestiture. In our Southwest segment, projects included the expansion of our Woodford gathering system in the Arkoma Basin and construction of the Arkoma Connector Pipeline in Southeastern Oklahoma (please read "—Recent Developments—Pioneer Joint Venture"); the completion of an 80 MMcf/d processing capacity expansion and ongoing compressor expansions in East Texas; the construction of a 60-mile pipeline from our Foss Lake system to the Granite Wash formation in the Texas panhandle and the completion of a 60 MMcf/d processing capacity expansion in Western Oklahoma. Other projects include the significant expansion of our processing and fractionation facilities in the Northeast segment and the construction of an SMR in our Gulf Coast segment (please read "—Recent Developments—Potential Divestiture of SMR"). In addition to and separate from the growth capital projects and expenditures discussed above, we are developing gas gathering and processing infrastructure in the Marcellus Shale through MarkWest Liberty Midstream & Resources, L.L.C. ("Liberty Midstream"), a joint venture formed in early 2009 with NGP Midstream & Resources, L.P. ("M&R").

  •
  Increasing utilization of our facilities.    We seek to increase the utilization of our existing facilities by providing additional services to our existing customers, and by establishing relationships with new customers. Increased drilling activity in our core areas of operation, particularly within the Southwest, Northeast and Liberty segments, should also produce increasing natural gas and crude oil supplies, and a corresponding increase in utilization of our transportation, gathering, processing and fractionation facilities. We also continue to develop additional capacity at several of our facilities, which enables us to increase throughput with minimal incremental costs.

  •
  Reducing the sensitivity of our cash flows to commodity price fluctuations.    We intend to continue to secure long-term, fee-based contracts in both our existing operations and strategic acquisitions, in order to further minimize our exposure to short-term changes in commodity prices. We engage in risk management activities in order to reduce the effect of commodity price volatility related to future sales of natural gas, NGLs and crude oil. We may utilize a combination of fixed-price forward contracts, fixed-for-floating price swaps, and options available in the over-the-counter market. We monitor these activities through enforcement of our risk management policy. For more details about our risk management policy, please read "Quantitative and Qualitative Disclosures About Market Risk—Commodity Price Risk" in our annual report on Form 10-K for the year ended December 31, 2008.

Our Operations

        We conduct our business in four reportable segments: Southwest, Northeast, Liberty and Gulf Coast. In addition to our non-controlling interest in Starfish Pipeline Company L.L.C. ("Starfish"), we have seven distinct operating areas within these segments that are described below. Based on our anticipated growth capital budget for 2009, we expect to spend approximately $200 million on organic growth projects in the Southwest (Texas and Oklahoma), $230 million on the Liberty Midstream joint venture, $20 million in Appalachia, and $30 million at our Javelina processing facility in Corpus Christi, Texas. We anticipate approximately $330 million of the 2009 growth capital expenditures will be funded through a combination of capital contributions from our existing joint venture partners and the proceeds of our pending asset divestiture.

Southwest Segment

  •
  East Texas.    Our East Texas system consists of natural gas gathering pipelines, centralized compressor stations, a natural gas processing facility and an NGL pipeline. The East Texas system is located in Panola, Harrison and Rusk Counties and services the Carthage Field. Producing formations in Panola County consist of the Cotton Valley, Pettit, Travis Peak and Haynesville formations, which collectively form one of the largest natural gas producing regions in the United States. For natural gas that is processed in this operating area, we purchase the

    NGLs from the producers, primarily under percent-of-proceeds arrangements, or we transport NGLs for a fee.

  •
  Oklahoma.    We own the Foss Lake natural gas gathering system and the Arapaho I and II natural gas processing plants, which are located in Roger Mills, Custer and Ellis Counties of western Oklahoma. The gathering portion consists of a pipeline system that is connected to natural gas wells and associated compression facilities. The majority of the gathered gas ultimately is compressed and delivered to the processing plants. Under an agreement executed in 2008 with Newfield Exploration Mid-Continent Inc., we own and operate a gathering system in the Granite Wash formation in the Texas panhandle that is connected to our Arapaho processing plants. We also own the Grimes gathering system, which is located in Roger Mills and Beckham Counties in western Oklahoma. In addition, we own a natural gas gathering system in the Woodford Shale play in the Arkoma Basin of southeast Oklahoma.

    Through our joint venture, MarkWest Pioneer, L.L.C. ("MarkWest Pioneer"), we operate the Arkoma Connector Pipeline, a 50-mile interstate pipeline that provides approximately 638,000 Dth/d of Woodford Shale takeaway capacity and interconnects with Midcontinent Express Pipeline and Gulf Crossing Pipeline at Bennington, Oklahoma. Please read "—Recent Developments—Pioneer Joint Venture" for a complete discussion of Markwest Pioneer.

  •
  Other Southwest.    We own a number of natural gas gathering systems in Texas, Louisiana, Mississippi and New Mexico, including the Appleby gathering system in Nacogdoches County, Texas. We gather a significant portion of the natural gas produced from fields adjacent to our gathering systems, including from wells targeting the Haynesville formation. In many areas we are the primary gatherer, and in some of the areas served by our smaller systems we are the sole gatherer. In addition, we own four lateral pipelines in Texas and New Mexico.

Northeast Segment

  •
  Appalachia.    We are the largest processor of natural gas in the Appalachian Basin, with fully integrated processing, fractionation, storage and marketing operations. The Appalachian Basin is a large natural gas producing region characterized by long-lived reserves and modest decline rates. Our Appalachian assets include the Kenova, Boldman, Cobb and Kermit natural gas processing plants, an NGL pipeline, the Siloam NGL fractionation plant and two caverns for storing propane.

  •
  Michigan.    We own and operate a crude oil pipeline in Michigan as well as a natural gas gathering system in Manistee County, Michigan.

Liberty Segment

  •
  Marcellus Shale.    We operate natural gas gathering systems and processing facilities located primarily in western Pennsylvania and northern West Virginia through Liberty Midstream. In the fourth quarter of 2008, we completed a 30 MMcf/d mechanical refrigeration gas plant at our Houston, Pennsylvania processing complex. In May of 2009, we added a 30 MMcf/d cryogenic plant and have subsequently expanded the mechanical refrigeration plant to its current capacity of 40 MMcf/d. We plan to further expand the mechanical refrigeration plant in order to achieve combined processing capacity in the two plants of approximately 90 MMcf/d in the fourth quarter of this year. We also plan to complete the installation of a 120 MMcf/d cryogenic plant in late 2009 or early 2010. We are currently designing additional expansions of our processing capacity and, in 2011, we expect to further increase our gas gathering and cryogenic processing capacity in the Marcellus Shale to as much as 470 MMcf/d, all of which we expect to be supported by long-term agreements with our producer customers.

Gulf Coast Segment

  •
  Javelina.    We own and operate the Javelina Processing Facility, a natural gas processing facility in Corpus Christi, Texas that treats and processes off-gas from six local refineries. In June 2009, we entered into a definitive agreement to sell the SMR currently being constructed at our Javelina facility. Under the terms of the agreement, the purchaser will complete the construction of the SMR and will provide hydrogen to us for a monthly fee pursuant to a long-term agreement. Please read "—Recent Developments—Potential Divesture of SMR" for a complete discussion of the pending sale of the SMR.

Recent Developments

Pioneer Joint Venture

        On May 4, 2009, we announced the formation of a joint venture (the "Pioneer Joint Venture") with an affiliate of ArcLight Capital Partners, LLC ("ArcLight") which was created to own and operate the Arkoma Connector Pipeline, a 50-mile interstate pipeline designed to provide approximately 638,000 Dth/d of Woodford Shale takeaway capacity with interconnects to the Midcontinent Express Pipeline and Gulf Crossing Pipeline at Bennington, Oklahoma. Under the terms of the joint venture, ArcLight acquired a 50% equity interest in the pipeline for $62.5 million. The Arkoma Connector Pipeline commenced commercial operations in July 2009. As a result, we have total takeaway capacity in southeast Oklahoma of approximately 1,300 MMcf/d. We provide management and other services to the joint venture in exchange for a fee. We and ArcLight will invest equally in the ongoing costs associated with operating or expanding the pipeline.

Commencement of Operations of Cryogenic Processing Plant

        On May 7, 2009, Liberty Midstream announced the successful April start-up of a cryogenic processing plant in Washington County, Pennsylvania to support the ongoing development of the Marcellus Shale in southwest Pennsylvania and northern West Virginia by Range Resources Corporation and other Marcellus producers. The new plant is operating at its capacity of 30 MMcf/d and includes a depropanizer to extract propane from the gas stream that is sold into the regional market.

Senior Notes Offering

        On May 26, 2009, we and our subsidiary MarkWest Energy Finance Corporation sold $150.0 million in aggregate principal amount of 6.875% senior unsecured notes due 2014 in a private placement to eligible purchasers. The notes were sold at 78% of face value, resulting in an initial yield to maturity of 12.593%. We applied a portion of the approximately $113.8 million in net proceeds from the private placement of senior notes to repay borrowings under our revolving credit facility, which may be reborrowed to fund a portion of our 2009 organic growth projects. The terms of the notes are substantially the same as the terms of our already outstanding 6.875% senior notes due 2014.

Equity Offering

        On June 10, 2009, we completed a public offering of 3,340,000 newly issued common units representing limited partner interests, which included the full exercise of the overallotment option by the underwriter, at a purchase price of $18.15 per common unit. Net proceeds of approximately $57.7 million were used to partially fund our 2009 organic growth projects and the remainder was used to repay borrowings under our revolving credit facility.

Potential Divesture of SMR

        On June 26, 2009, we entered into an agreement to sell the SMR currently being constructed at our Javelina gas processing and fractionation facility in Corpus Christi, Texas. Under the terms of the agreement, the purchaser will complete the construction of the SMR and will provide hydrogen to us for a monthly fee pursuant to a long-term agreement. We intend to use proceeds from the sale to repay borrowings under our revolving credit facility and for the continued development of strategic projects in the Marcellus Shale. The potential divestiture of the SMR is anticipated to close in the third quarter of 2009 and is subject to certain closing conditions.

Second Quarter 2009 Distribution

        On July 23, 2009, we declared a cash distribution of $0.64 per common unit for the second quarter 2009, an increase of $0.01 per common unit, or approximately 2%, compared to the second quarter 2008 distribution. The distribution of $0.64 per common unit, or $2.56 per common unit on an annualized basis, is unchanged from the first quarter 2009 distribution paid on May 15, 2009. The second quarter distribution is payable August 14, 2009, to unitholders of record on August 3, 2009. Purchasers of common units in this offering will not be entitled to receive the second quarter distribution with respect to such units.

Agreement to Modify Liberty Midstream Joint Venture Agreement

        On August 10, 2009, we and M&R agreed to modify the terms of the Liberty Midstream joint venture. Pursuant to this agreement, the terms of the Liberty Midstream limited liability company agreement (the "LLC Agreement") will be modified to allow M&R to increase its participation in Liberty Midstream by an additional $150.0 million. Under the modified LLC Agreement, we and M&R will maintain a 60%/40% respective ownership interest in Liberty Midstream until January 1, 2011, at which time M&R's ownership interest will increase from 40% to 49%. We and M&R will jointly fund the capital requirements of Liberty Midstream at agreed upon levels until our contributed capital is proportionate to our 51% ownership interest (the "Equalization Date"), which is expected to occur on or before December 31, 2012. Following the Equalization Date, M&R will have pre-emptive rights to maintain its ownership interest in Liberty Midstream in a range of between 45% and 49%. The modification to the LLC Agreement is subject to a number of closing conditions, including obtaining the approval of each of M&R's investment committee and the board of directors of our general partner.

Partnership Structure and Management

        The diagram below depicts our organization and ownership structure after giving effect to this offering.

        For more details about our ownership structure, please read "Recent Developments—Merger" included in Item 1 in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.

Management of MarkWest Energy Partners, L.P.

        Our general partner, which we indirectly own and control, has sole responsibility for conducting our business and for managing our operations. Our common unitholders have the right to elect the members of the board of directors of our general partner at our annual meeting of unitholders.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202. We maintain a website at http://www.markwest.com. The information on our website is not part of this prospectus, and you should rely only on information contained in this prospectus or incorporated herein by reference when making an investment decision.

 The Offering

Common units offered by us	5,200,000 primary common units.
Common units offered by the selling unitholder	300,000 secondary common units. For information about the selling unitholder, please see "Selling Unitholder."
Over-allotment option	825,000 primary common units.
Units outstanding before this offering	60,240,782 common units.
Units outstanding after this offering	65,440,782 common units, or 66,265,782 common units if the underwriters exercise in full their option to purchase an additional 825,000 primary common units.
Use of proceeds

We expect to receive net proceeds from this offering of approximately $104.2 million from the sale of 5,200,000 primary common units offered by this prospectus supplement, after underwriting discounts and estimated offering expenses payable by us. We will not receive any proceeds from the sale of common units by the selling unitholder. We intend to use the net proceeds from this offering to partially fund our ongoing capital expenditure program. Pending that use, we intend to apply a portion of the net proceeds to pay down borrowings under our revolving credit facility, which had an outstanding balance of approximately $196.0 million (excluding $24.0 million of outstanding letters of credit) on August 3, 2009. Affiliates of each of Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation are lenders under our revolving credit facility, and, accordingly, will receive a substantial portion of the proceeds from this offering pursuant to the repayment of borrowings under such facility. See "Use of Proceeds."

Cash distributions

We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and we define its meaning in our partnership agreement.

On July 23, 2009, we declared a cash distribution of $0.64 per common unit for the second quarter 2009, an increase of $0.01 per common unit, or approximately 2%, compared to the second quarter 2008 distribution. The distribution of $0.64 per common unit, or $2.56 per common unit on an annualized basis, is unchanged from the first quarter 2009 distribution paid on May 15, 2009. The second quarter distribution is payable August 14, 2009, to unitholders of record on August 3, 2009. Purchasers of common units in this offering will not be entitled to receive the second quarter distribution with respect to such units.

In general, we will pay any cash distributions we make each quarter to all our common and Class A unitholders, pro rata, and we will make distributions of Hydrocarbon Available Cash pro rata to our common unitholders.

For a description of our cash distribution policy and the definition of Hydrocarbon Available Cash, please read "Cash Distribution Policy" in the accompanying base prospectuses.
Issuance of additional common units	We can issue an unlimited number of common units without the consent of unitholders. Please read "Partnership Agreement—Issuance of Additional Securities" in the accompanying base prospectuses.
Voting rights

Our general partner manages and operates us. Our common unitholders have the right to elect the members of the board of directors of our general partner annually by a plurality of the votes cast at a meeting of our unitholders.

Estimated ratio of taxable income to distributions

We estimate that a purchaser of common units in this offering who holds those common units from the date of the closing of this offering through December 31, 2011 will be allocated an amount of federal taxable income for that period that will be less than 35% of the cash distributed with respect to that period. A substantial portion of the income that will be allocated to you is expected to be qualified dividend income, which for individuals is subject to a significantly lower maximum federal income tax rate than ordinary income under current law. Qualified dividend income is currently taxed at a 15% rate as compared to a maximum rate of 35% on ordinary income. However, absent new legislation extending the current rates or otherwise adjusting the maximum rates applicable to individuals, beginning January 1, 2011, dividends will be taxed as ordinary income, and the highest marginal U.S. federal income tax rate will increase to 39.6%. If you are an individual taxable at the maximum rate on ordinary income, then through December 31, 2011, the estimated effect of the lower current qualified dividend rate will be to produce an after-tax return to you that is the same as if the amount of federal taxable income allocated to you for that period were less than 30% of the cash distributed to you for that period.

Material tax consequences

For a discussion of other material federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Tax Consequences" in the accompanying base prospectus dated March 12, 2009.

New York Stock Exchange symbol	"MWE"

Risk factors

You should read the risk factors beginning on page S-18 of this prospectus supplement and in the documents incorporated herein by reference, as well as the other cautionary statements throughout this prospectus supplement, to ensure you understand the risks associated with an investment in our common units.

 Summary Historical Condensed Combined Financial and Operating Data

        The following table shows our summary historical financial and operating data as of and for the periods indicated. We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, our historical consolidated financial statements and the accompanying notes included in our annual report on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K as filed with the SEC on May 18, 2009, for the retrospective applications of SFAS 160 and FSP EITF 03-6-1, and our quarterly report on Form 10-Q for the quarter ended June 30, 2009, which are incorporated herein by reference. The table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our annual report on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K as filed with the SEC on May 18, 2009 for the retrospective applications of SFAS 160 and FSP EITF 03-6-1, and our quarterly report on Form 10-Q for the quarter ended June 30, 2009, which are incorporated herein by reference.

        The merger that occurred in connection with our acquisition of MarkWest Hydrocarbon and other affiliates, including our general partner, pursuant to which MarkWest Hydrocarbon and our general partner became our subsidiaries (the "MarkWest Hydrocarbon Transaction") was accounted for in accordance with SFAS 141, Business Combinations, and related interpretations and is considered a downstream merger whereby MarkWest Hydrocarbon is viewed as the surviving consolidated entity for accounting purposes rather than us. As a result, the merger was accounted for in MarkWest Hydrocarbon's consolidated financial statements as an acquisition of a non-controlling interest in the Partnership using the purchase method of accounting. Under this accounting method, our accounts, including goodwill, were adjusted to proportionately step up the book value of certain assets and liabilities. The total fair value of the non-controlling interest to be acquired was the 34.5 million non-controlling interest units outstanding on the date the merger closed, valued at the then-current market price per unit of our common units of $31.79. As a result of the MarkWest Hydrocarbon Transaction, the historical financial data included in this prospectus supplement are MarkWest Hydrocarbon's as the accounting acquirer, rather than the Partnership's as the legal acquirer. For more details about the merger, please see Note 3 of the notes to our consolidated financial statements included in Item 8 in our annual report on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K as filed with the SEC on May 18, 2009 for the retrospective applications of SFAS 160 and FSP EITF 03-6-1, which are incorporated herein by reference.

	Year Ended December 31,			Six Months Ended June 30,
(in thousands)	2006	2007	2008	2008	2009
Statement of Operations:
Revenue(1)	$839,681	$685,757	$1,338,490	$204,359	$293,436
Operating expenses:
Purchased product costs(1)	566,286	503,084	638,273	229,114	215,104
Facility expenses(1)	57,403	70,849	104,326	47,075	62,555
Selling, general and administrative expenses	63,360	72,484	68,975	39,075	30,788
Depreciation	31,010	41,281	67,480	31,023	44,357
Amortization of intangible assets	16,047	16,672	38,483	17,318	20,445
Other operating (income) expense	(220)	7,857	307	68	890
Impairment of goodwill and long-lived assets	—	356	36,351	5,009	5,855

Total operating (income) expense	733,886	712,583	954,195	368,682	379,994

Income (loss) from operations	105,795	(26,826)	384,295	(164,323)	(86,558)
Other income (expense):
Earnings from unconsolidated affiliates	5,316	5,309	90	2,128	1,091
Impairment of unconsolidated affiliate	—	—	(41,449)	—	—
Interest expense	(40,942)	(39,435)	(64,563)	(28,599)	(40,524)
Amortization of deferred financing costs and discount (a component of interest expense)	(9,229)	(2,983)	(8,299)	(6,207)	(3,437)
Other income(1)	13,558	4,780	3,528	3,318	1,822

Income (loss) before provision for income tax	74,498	(59,155)	273,602	(193,683)	(127,606)
Provision for income tax expense (benefit)	5,252	(24,649)	68,830	(31,674)	(28,741)

Net income (loss)	69,246	(34,506)	204,772	(162,009)	(98,865)

Less: Net (income) loss attributable to non-controlling interest	(59,709)	(4,853)	3,301	3,393	1,710

Net income (loss) attributable to the Partnership	$9,537	$(39,359)	$208,073	$(158,616)	$(97,155)

Net income (loss) attributable to the Partnership's common unitholders
Basic	$0.42	$(1.72)	$4.02	$(3.51)	$(1.71)

Diluted	$0.42	$(1.72)	$4.02	$(3.51)	$(1.71)

Cash distribution declared per common unit	$0.42	$0.70	$2.06	$0.79	$1.28

Balance Sheet Data (at period end):
Working capital	$66,030	$21,932	$51,237	$97,396	$324
Property, plant and equipment, net	554,335	830,809	1,569,525	1,160,776	1,815,616
Total assets	1,203,241	1,524,695	2,673,054	2,629,347	2,830,312
Total long-term debt	526,865	552,695	1,172,965	987,317	1,339,546
Partners' capital	483,061	563,974	1,207,759	904,066	1,219,767

	Year Ended December 31,			Six Months Ended June 30,
(in thousands)	2006	2007	2008	2008	2009
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$165,969	$133,237	$226,995	$163,958	$114,847
Investing activities	(122,046)	(314,792)	(909,265)	(459,453)	(325,797)
Financing activities	(16,047)	170,406	647,896	536,113	264,084
Other Financial Data:
Net operating margin(2)	$268,701	$357,835	$444,760	$254,992	$185,401
Adjusted EBITDA(3)	$189,812	$220,384	$289,012	$150,202	$141,780
Distributable cash flow(4)	$117,911	$162,611	$198,080	$111,384	$88,853
Maintenance capital expenditures(5)	$2,460	$4,140	$7,161	$2,431	$2,991
Growth capital expenditures(6)	99,009	312,470	609,437	172,188	317,797

Total capital expenditures	$101,469	$316,610	$616,598	$174,619	$320,788

(1)
Revenue, purchased product costs and facility expenses have been impacted by our commodity derivative instruments. Other income has been impacted by an embedded derivative related to certain outstanding senior notes. As discussed further in "Quantitative and Qualitative Disclosures About Market Risk" included in our annual report on Form 10-K for the year ended December 31, 2008, and our quarterly report on Form 10-Q for the quarter ended June 30, 2009, which are incorporated herein by reference, volatility in any given period related to unrealized gains and losses on our derivative positions can be significant. We ultimately expect those gains and losses to be offset when they become realized. The following table summarizes the unrealized and realized losses and gains for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
(in thousands)	2006	2007	2008	2008	2009
Revenue:
Unrealized gain (loss)	$10,366	$(144,069)	$293,532	$(316,077)	$(151,344)
Realized gain (loss)	17	(15,901)	(15,704)	(42,764)	76,413
Purchased product costs:
Unrealized (loss) gain	(5,842)	(6,363)	(29,739)	70,655	(4,879)
Realized gain (loss)	153	(8,829)	7,368	8,439	(27,259)
Facility expenses:
Unrealized gain (loss)	—	14	(644)	353	1,225
Other income:
Unrealized gain	—	—	—	—	91

Total derivative gain (loss)	$4,694	$(175,148)	$254,813	$(279,394)	$(105,753)

(2)
We define net operating margin as revenue, excluding any derivative gain (loss), less purchased product costs, excluding any derivative gain (loss). Net operating margin is not a measure calculated in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation from, or as a substitute for, net income attributable to the Partnership, income from operations or cash flow from operating activities as reflected in our financial statements. These charges have been excluded for the purpose of enhancing the understanding, by both management and investors of the underlying baseline operating performance of our contractual arrangements, which management uses to evaluate our financial performance for purposes of planning and forecasting. Net operating margin does not have any standardized definition and therefore is unlikely to be comparable to similar measures presented by other reporting companies. Net operating margin results should not be evaluated in isolation from, or as a substitute for, our financial results prepared in accordance with GAAP. Our use of net operating margin, and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that we will not, in fact, incur such charges in future periods. The following table reconciles net operating margin to income (loss) from operations, which is the most directly comparable GAAP financial performance measure:

	Year Ended December 31,			Six Months Ended June 30,
(in thousands)	2006	2007	2008	2008	2009
Revenue, excluding derivative gain (loss)	$829,298	$845,727	$1,060,662	$563,200	$368,367
Purchased product costs, excluding derivative gain (loss)	560,597	487,892	615,902	308,208	182,966

Net operating margin	268,701	357,835	444,760	254,992	185,401

Facility expenses	57,403	70,863	103,682	47,428	63,780
Total derivative (gain) loss	(4,694)	175,148	(254,813)	279,394	105,844
Selling, general and administrative expenses	63,360	72,484	68,975	39,075	30,788
Depreciation	31,010	41,281	67,480	31,023	44,357
Amortization of intangible assets	16,047	16,672	38,483	17,318	20,445
Other operating (income) expense	(220)	7,857	307	68	890
Impairment of goodwill and long-lived assets	—	356	36,351	5,009	5,855

Income (loss) from operations	$105,795	$(26,826)	$384,295	$(164,323)	$(86,558)

(3)
In general, we define Adjusted EBITDA as net income (loss) attributable to the Partnership adjusted for (i) depreciation, amortization, accretion, and impairment expense; (ii) interest expense; (iii) amortization of deferred financing costs; (iv) losses (gains) on the disposal of property, plant and equipment ("PP&E"); (v) non-cash derivative activity; (vi) non-cash compensation expense; (vii) provision for income taxes; (viii) adjustments for non-controlling interest in consolidated subsidiaries; and (ix) losses (gains) relating to other miscellaneous non-cash amounts affecting net income attributable to the Partnership for the period. Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of the Partnership's ongoing business operations. Additionally, we believe Adjusted EBITDA provides useful information to investors for trending, analyzing, and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

  There are material limitations to using a measure such as Adjusted EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company's net income or loss. Management compensates for these limitations by considering Adjusted EBITDA in conjunction with its analysis of other GAAP financial measures, such as gross profit, net income, net income attributable to the Partnership and cash flow from operating activities. In addition, our calculation of Adjusted EBITDA may not be consistent with similarly titled measures presented by other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

  The following table reconciles Adjusted EBITDA to net income (loss) attributable to the Partnership, which is the most directly comparable GAAP financial performance measure:

	Year Ended December 31,			Six Months Ended June 30,
(in thousands)	2006	2007	2008	2008	2009
Net income (loss) attributable to the Partnership	$9,537	$(39,359)	$208,073	$(158,616)	$(97,155)
Non-cash compensation expense	22,830	20,537	14,871	8,561	2,619
Non-cash derivative activity	(4,524)	150,418	(263,149)	245,069	154,907
Interest expense	40,942	39,435	64,563	28,599	40,524
Amortization of deferred financing costs and discount (a component of interest expense)	9,229	2,983	8,299	6,207	3,437
Depreciation, amortization, impairment, and other non-cash operating expenses	46,837	66,166	184,382	53,574	71,703
Provision for income tax expense (benefit)	5,252	(24,649)	68,830	(31,674)	(28,741)
Adjustment for cash flow from non-consolidated investments	—	—	6,536	1,875	(113)
Adjustment for non-controlling interest of consolidated subsidiaries	59,709	4,853	(3,393)	(3,393)	(5,401)

Adjusted EBITDA	$189,812	$220,384	$289,012	$150,202	$141,780

(4)
We define distributable cash flow as net income (loss) attributable to the Partnership adjusted for (i) depreciation, amortization, accretion and impairment expense; (ii) amortization of deferred financing costs, (iii) non-cash earnings from unconsolidated affiliates; (iv) distributions from (contributions to) unconsolidated affiliates (net of affiliate's growth capital expenditures); (v) non-cash compensation expense; (vi) non-cash derivative activity; (vii) losses (gains) on the disposal of PP&E; (viii) provision for deferred income taxes; (ix) adjustments for non-controlling interest in consolidated subsidiaries; (x) losses (gains) relating to other miscellaneous non-cash amounts affecting net income for the period; and (xi) maintenance capital expenditures. Distributable cash flow is not a measure calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, net income, net income attributable to the Partnership, income from operations or cash flow from operating activities as reflected in our financial statements. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships such as ours because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership pays to a unitholder).

  The following table reconciles distributable cash flow to net income (loss) attributable to the Partnership, which is the most directly comparable GAAP financial performance measure:

	Year Ended December 31,			Six Months Ended June 30,
(in thousands)	2006(7)	2007(7)	2008	2008	2009
Net income (loss) attributable to the Partnership	$70,084	$17,199	$208,073	$(158,616)	$(97,155)
Depreciation, amortization, impairment, and other non-cash operating expenses	45,950	64,877	184,382	53,574	71,703
Amortization of deferred financing costs	9,094	2,717	8,299	6,207	3,437
Non-cash compensation expense	15,171	12,960	14,871	8,561	2,619
Non-cash derivative activity	(6,245)	62,376	(263,149)	245,069	154,907
(Contributions to) distributions from unconsolidated affiliates (net of affiliate's growth capital expenditures)	(9,424)	10,840	445	3,570	(4,984)
Non-cash earnings from unconsolidated affiliates	(5,316)	(5,309)	(90)	(2,128)	(1,091)
Provision for income tax—deferred	769	451	53,798	(47,006)	(35,317)
Adjustment for non-controlling interest in consolidated subsidiaries	—	—	—	—	(2,946)
Other	119	102	(1,388)	4,584	671
Maintenance capital expenditures(5)	(2,291)	(3,602)	(7,161)	(2,431)	(2,991)

Distributable cash flow	$117,911	$162,611	$198,080	$111,384	$88,853

(5)
Maintenance capital includes capital expenditures made to maintain our operating capacity and asset base. Maintenance capital does not include costs associated with new well connections.

(6)
Growth capital includes expenditures made to expand the existing operating capacity, increase the efficiency of our existing assets, or facilitate an increase in volumes within our operations. Growth capital includes expenditures for construction and third-party acquisitions.

(7)
The reconciliation of distributable cash flow to net income attributable to the Partnership for 2007 and 2006 is based on the results of operations for the Partnership prior to the MarkWest Hydrocarbon Transaction. For further discussion of the MarkWest Hydrocarbon Transaction, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K filed with the SEC on May 18, 2009 for the retrospective applications of SFAS 160 and FSP EITF 03-6-1. Distributable cash flow is not a measure that was calculated for the consolidated entity prior to the MarkWest Hydrocarbon Transaction. Management believes that it is appropriate to present historical distributable cash flow excluding the results of MarkWest Hydrocarbon prior to the MarkWest Hydrocarbon Transaction because the calculation was based on a partnership agreement that related solely to the Partnership.

Operating Data

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
Southwest
East Texas
Gathering systems throughput (Mcf/d)	378,100	413,700	442,900	426,600	457,400
NGL product sales (gallons)	161,437,000	179,601,000	193,534,100	91,355,100	113,062,600
Oklahoma
Foss Lake gathering systems throughput (Mcf/d)	87,500	104,000	95,800	99,600	92,900
Stiles Ranch gathering system throughput (Mcf/d)(1)	N/A	N/A	84,800	N/A	92,200
Grimes gathering system throughput (Mcf/d)	N/A	12,500	12,900	13,400	10,400
Arapaho NGL product sales (gallons)	79,093,000	87,522,000	79,416,400	42,160,100	59,130,100
Southeast Oklahoma gathering systems throughput (Mcf/d)	34,000	114,000	318,700	229,100	411,100
Other Southwest
Appleby gathering systems throughput (Mcf/d)	34,200	58,700	58,400	62,000	53,300
Other gathering systems throughput (Mcf/d)(2)	18,300	8,700	11,000	10,700	10,800
Northeast
Appalachia(3)
Natural gas processed (Mcf/d)	203,000	200,200	202,200	200,500	197,900
Keep-whole sales (gallons)	118,581,000	126,192,600	140,847,500	68,852,400	84,233,000
Percent-of-proceeds sales (gallons)	43,271,000	43,815,100	53,987,900	21,369,800	39,543,800

Total NGL product sales (gallons)(4)	161,852,000	170,007,700	194,835,400	90,222,200	123,776,800
Michigan
Natural gas processed for a fee (Mcf/d)	6,500	5,200	3,200	2,700	1,700
NGL product sales (gallons)	5,643,000	3,898,600	2,954,400	1,224,000	1,052,100
Crude oil transported for a fee (Bbl/d)	14,500	14,000	13,300	13,800	12,600
Liberty(5)
Gathering systems throughput (Mcf/d)	N/A	N/A	18,700	N/A	38,500
NGL product sales (gallons)	N/A	N/A	N/A	N/A	8,436,200
Gulf Coast
Refinery off-gas processed (Mcf/d)	124,300	114,500	122,900	125,100	114,600
Liquids fractionated (Bbl/d)	26,200	25,000	24,400	24,900	22,600

(1)
We acquired the Stiles Ranch gathering system in August 2008, and completed construction of a 60-mile pipeline connecting the system to our Arapaho processing plant in November 2008.

(2)
Excludes lateral pipelines where revenue is not based on throughput.

(3)
Includes throughput from the Kenova, Cobb, and Boldman processing plants.

(4)
Represents sales at the Siloam fractionator. The total NGL product sales in 2009 excludes 6.5 million gallons sold by our Northeast segment on behalf of our Liberty segment for the six months ended June 30, 2009.

(5)
We began natural gas gathering and processing operations in the Marcellus Shale in October 2008.

 RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider those risk factors set forth below, and those included in our annual report on Form 10-K for the year ended December 31, 2008 and in our quarterly report on Form 10-Q for the quarter ended June 30, 2009, which are incorporated herein by reference. You should also consider all of the other information included in this prospectus supplement, the accompanying base prospectuses and the other documents incorporated herein by reference in evaluating an investment in our common units.

        If any of the risks discussed below or in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our common units could decline and you could lose all or part of your investment. In discussing the risks set forth below, we include the assets in which we indirectly own an interest, which include Starfish, Liberty Midstream, the Pioneer Joint Venture, Centrahoma Processing L.L.C. ("Centrahoma") and Wirth Gathering Partnership ("Wirth").

Risks Inherent in Our Business

  Our substantial debt and other financial obligations could impair our financial condition, results of operations and cash flows, and our ability to fulfill our debt obligations.

        We have substantial indebtedness and other financial obligations. As of August 3, 2009, we had approximately $196.0 million of borrowings outstanding under our revolving credit facility (excluding $24.0 million of outstanding letters of credit) as well as $1.15 billion in aggregate principal amount of outstanding senior notes. Subject to the restrictions governing our indebtedness and other financial obligations, including the indentures governing our outstanding notes, we may incur significant additional indebtedness and other financial obligations.

        Our substantial indebtedness and other financial obligations could have important consequences. For example, they could:

  •
  make it more difficult for us to satisfy our obligations with respect to our existing debt;

  •
  impair our ability to obtain additional financings in the future for working capital, capital expenditures, acquisitions, or general partnership and other purposes;

  •
  have a material adverse effect on us if we fail to comply with financial and restrictive covenants in our debt agreements, and an event of default occurs as a result of that failure that is not cured or waived;

  •
  require us to dedicate a substantial portion of our cash flow to payments on our indebtedness and other financial obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, distributions and other general partnership requirements;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

        Furthermore, these consequences could limit our ability, and the ability of our subsidiaries, to obtain future financings, make needed capital expenditures, withstand the current financial crisis or a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our existing credit facility contains covenants requiring us to maintain specified financial ratios and satisfy other financial conditions, which may limit our ability to grant liens on our assets, make or own certain investments, enter into any swap contracts other than in the ordinary course of business, merge, consolidate, or sell assets, incur indebtedness senior to the credit facility, make distributions on equity investments, and declare or make, directly or indirectly, any distribution on our common units. Our obligations under the credit facility are secured by substantially all of our assets and guaranteed by all of our wholly-owned subsidiaries, including our operating company. We may be unable to meet those ratios and conditions. Any future breach of any of these covenants or our failure to meet any of these ratios or conditions could result in a default under the terms of our credit facility, which could result in acceleration of our debt and other financial obligations. If we were unable to repay those amounts, the lenders could initiate a bankruptcy or liquidation proceeding, or proceed against the collateral.

  Our variable rate debt makes us vulnerable to increases in interest rates.

        As of August 3, 2009, we had consolidated debt outstanding with an aggregate principal amount of $1,346 million (excluding the fair value of interest rate swaps). Of this amount, approximately $471 million was subject to variable interest rates, either as variable rate debt outstanding under our revolving credit facility or as long-term fixed rate debt converted to variable rates through the use of interest rate swaps. If interest rates increase significantly, the amount of cash required to service our debt would increase and our earnings could be adversely affected. For information on our interest rate risk, see Item 3. "Quantitative and Qualitative Disclosures About Market Risk" in our quarterly report on Form 10-Q for the quarter ended June 30, 2009.

        We have elected hedge accounting for our interest rate swaps. The accounting standards regarding hedge accounting are very complex, and even when we engage in hedging transactions that are economically effective to balance our exposure to fixed and floating interest rates, these transactions may not be considered effective for accounting purposes. Accordingly, our financial statements may reflect some volatility due to these hedges, even when there is no underlying economic impact at that point. In addition, it is not always possible for us to engage in a hedging transaction that completely mitigates our exposure to fluctuations in interest rates. Our financial statements may reflect a gain or loss arising from an exposure to interest rates for which we are unable to enter into a completely effective hedge.

  The global financial crisis may have impacts on our business and financial condition that we currently cannot predict and our ability to access the credit and capital markets on attractive terms to obtain funding for our capital projects may be limited due to the deterioration of these markets.

        Changes in economic conditions could adversely affect our business and results of operations. A number of economic factors, including, but not limited to, gross domestic product, consumer interest rates, consumer confidence and debt levels, retail trends, housing starts, sales of existing homes, the level of mortgage refinancing, inflation and foreign currency exchange rates, may generally affect our business. Recessionary economic cycles, higher unemployment rates, higher fuel and other energy costs, and higher tax rates may adversely affect demand for natural gas, NGLs and crude oil. A decline in economic activity and conditions in the United States and any other markets in which we operate could adversely affect our financial condition and results of operations. There can be no assurances that government responses to disruptions in the financial markets will restore consumer confidence for the foreseeable future. The prevailing economic uncertainties may also render estimates of future income and expenditures very difficult to make.

        The unprecedented and continued credit crisis and related turmoil in the global markets and financial systems and the decline in the U.S. economy in 2008, which have continued into 2009, have increased both the volatility and the amplitude of the risk associated with the other risk factors identified in this prospectus supplement. These events have had an impact on our yield and unit price, and may have an impact on our business and our financial condition. In particular, the cost of capital has increased substantially while the availability of funds from those markets has diminished significantly. Accordingly, our ability to access the capital markets may be restricted or be available only on unfavorable terms, which could significantly and adversely impact our ability to execute our long term growth capital projects. Limited access to the capital markets could also adversely impact our ability to otherwise take advantage of business opportunities or react to changing economic and business conditions. In addition, because of the recent turmoil in the financial markets, including issues surrounding the solvency of many institutional lenders and the recent failure of several banks, our ability to obtain capital from our revolving credit facility could be adversely impacted by the failure of one or more of the members of the participating bank group. Ultimately we may be required to substantially reduce our future capital expenditures. These factors could have a material adverse effect on our revenues, income from operations, cash flows and our quarterly distribution on the common units. The current economic situation could have an impact on our lenders, producers, or other customers, causing them to fail to meet their obligations to us, and these market conditions could also have an impact on our commodity hedging arrangements if our counterparties are unable to perform their obligations. The uncertainty and volatility of the unprecedented global financial crisis may have further impacts on our business and financial condition that we currently cannot predict or anticipate.

        Furthermore, the current conditions of the global financial markets have contributed, and recent declines in commodity prices may have contributed, to a decline in our unit price and corresponding market capitalization. Continued declines in our market capitalization could result in an additional noncash impairment of our recorded goodwill. Continued declines in commodity prices could have an adverse impact on cash flows from operations that could result in noncash impairments of long-lived assets, as well as other-than-temporary noncash impairments of our equity method investments.

  Restrictive covenants in the agreements governing our indebtedness may reduce our operating flexibility.

        The indentures governing our outstanding notes and our credit facility and other future indebtedness contain or will contain various covenants limiting our ability and the ability of specified subsidiaries of ours to, among other things:

  •
  sell assets;

  •
  pay dividends on, redeem or repurchase our equity interests or redeem or repurchase our subordinated debt;

  •
  make investments;

  •
  incur or guarantee additional indebtedness or issue preferred securities;

  •
  create or incur certain liens;

  •
  enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

  •
  consolidate, merge or transfer all or substantially all of our assets;

  •
  engage in transactions with affiliates;

  •
  create unrestricted subsidiaries; and

  •
  enter into sale and leaseback transactions.

        These restrictions could limit our ability and the ability of our subsidiaries to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our credit agreement contains covenants requiring us to maintain specified financial ratios and satisfy other financial conditions, which may limit our ability to grant liens on our assets, make or own certain investments, enter into any swap contracts other than in the ordinary course of business, merge, consolidate, or sell assets, incur indebtedness senior to the revolving credit facility indebtedness, make distributions on equity investments, and declare or make, directly or indirectly, any distribution on our common units. Our obligations under the credit agreement are secured by substantially all of our assets and guaranteed by us and all of our subsidiaries, other than our operating company, which is the borrower under the credit agreement. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement" included in our annual report on Form 10-K, as amended, for the year ended December 31, 2008, as modified by our current report on Form 8-K as filed with the SEC on May 18, 2009 for the retrospective applications of SFAS 160 and FSP EITF 03-6-1. We may be unable to meet those ratios and conditions. Any future breach of any of these covenants or our failure to meet any of these ratios or conditions could result in a default under the terms of our credit agreement, which could result in acceleration of our debt and other financial obligations. If we were unable to repay those amounts, the lenders could initiate a bankruptcy or liquidation proceeding, or proceed against the collateral.

  We may not have sufficient cash after the establishment of cash reserves and payment of our expenses to enable us to pay distributions at the current level.

        The amount of cash we can distribute on our units depends principally on the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the fees we charge and the margins we realize for our services and sales;

  •
  the prices of, level of production of, and demand for natural gas and NGLs;

  •
  the volumes of natural gas we gather, process and transport;

  •
  the level of our operating costs, including reimbursement of fees and expenses of our general partner; and

  •
  prevailing economic conditions.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

  •
  our debt service requirements;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow funds and access capital markets;

  •
  restrictions contained in our debt agreements;

  •
  the level of capital expenditures we make, including capital expenditures incurred in connection with our enhancement projects;

  •
  the cost of acquisitions, if any; and

  •
  the amount of cash reserves established by our general partner.

        Current economic conditions and the global financial crisis could impact the amount of cash generated from our operations and the amount of cash available for distribution to our unitholders. In 2008, we saw decreases in natural gas and NGL prices, and it is uncertain if these declines will continue in the future. In addition, adverse changes in the correlation between the price of NGLs and crude oil have reduced the effectiveness of our hedging program causing further reduction of our cash flows. Capital has become significantly more expensive, and the availability of capital has substantially diminished. Our ability to access the capital markets may be limited or may not be available on favorable terms, which may impact the level of capital expenditures we make, as well as our cash distribution levels. There could be other impacts on our business that we cannot currently anticipate.

        Unitholders should be aware that the amount of cash we have available for distribution depends primarily on our cash flow, distributions from joint ventures and equity investments, and not solely on profitability, which is affected by non-cash items. As a result, we may make cash distributions during periods when we record losses for financial accounting purposes and may not make cash distributions during periods when we record net earnings for financial accounting purposes.

  Our profitability and cash flows are affected by the volatility of NGL product and natural gas prices.

        We are subject to significant risks associated with frequent and often substantial fluctuations in commodity prices. In the past, the prices of natural gas and NGLs have been volatile, and we expect this volatility to continue. The New York Mercantile Exchange daily settlement price of natural gas for the prompt month contract in 2007 ranged from a high of $8.64 per MMBtu to a low of $5.38 per MMBtu. In 2008, the same index ranged from a high of $13.58 per MMBtu to a low of $5.29 per MMBtu. A composite of the weighted monthly average NGLs price at our Appalachian facilities based on our average NGLs composition in 2007 ranged from a high of approximately $1.76 per gallon to a low of approximately $0.96 per gallon. In 2008, the same composite ranged from approximately $2.24 per gallon to approximately $0.55 per gallon. The markets and prices for natural gas and NGLs depend upon factors beyond our control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:

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  the level of domestic oil, natural gas and NGL production;

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  demand for natural gas and NGL products in localized markets;

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  imports of crude oil, natural gas and NGLs;

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  seasonality;

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  the condition of the U.S. economy;

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  political conditions in other oil-producing and natural gas-producing countries; and

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  government regulation, legislation and policies.

        In 2008, due to the financial crisis and market conditions, natural gas and NGL prices declined and were subject to increased volatility. It is uncertain if the volatility of, and decline in, natural gas and NGL prices will continue during the remainder of 2009.

        Our net operating margins under various types of commodity-based contracts are directly affected by changes in NGL product prices and natural gas prices, and thus are more sensitive to volatility in commodity prices than our fee-based contracts. Additionally, our purchase and resale of gas in the ordinary course of business exposes us to significant risk of volatility in gas prices due to the potential difference in the time of the purchases and sales, and the potential existence of a difference in the gas price associated with each transaction.

  Relative changes in NGL product and natural gas prices may adversely impact our results due to frac spread, natural gas and liquids exposure.

        Under our keep-whole arrangements, our principal cost is delivering dry gas of an equivalent Btu content to replace Btus extracted from the gas stream in the form of NGLs, or consumed as fuel during processing. The spread between the NGL product sales price and the purchase price of natural gas with an equivalent Btu content is called the "frac spread." Generally, the frac spread and, consequently, the net operating margins are positive under these contracts. In the event natural gas becomes more expensive on a Btu equivalent basis than NGL products, the cost of keeping the producer "whole" results in operating losses.

        Due to timing of gas purchases and liquid sales, direct exposure to changes in market prices of either gas or liquids can be created because there is no longer an offsetting purchase or sale that remains exposed to market pricing. Through our marketing and derivatives activity, direct exposure may occur naturally or we may choose direct price exposure to either gas or liquids when we favor that exposure over frac spread risk. Given that we have derivative positions, adverse movement in prices to the positions we have taken will negatively impact results.

  Our commodity derivative activities may reduce our earnings, profitability and cash flows.

        Our operations expose us to fluctuations in commodity prices. We utilize derivative financial instruments related to the future price of crude oil, natural gas and certain NGLs with the intent of reducing volatility in our cash flows due to fluctuations in commodity prices.

        The extent of our commodity price exposure is related largely to the effectiveness and scope of our derivative activities. We have a policy to enter into derivative transactions related to only a portion of the volume of our expected production or fuel requirements and, as a result, we will continue to have direct commodity price exposure to the unhedged portion. Our actual future production or fuel requirements may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the amount that is subject to our derivative financial instruments, we might be forced to settle all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, which could result in a substantial diminution of our liquidity. Additionally, because we primarily use derivative financial instruments relating to the future price of crude oil to mitigate our exposure to NGL price risk, the volatility or our future cash flows and net income may increase if there is a change in the pricing relationship between crude oil and NGLs. As a result of these factors, our hedging activities may not be as effective as we intend in reducing the downside volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows. In addition, our hedging activities are subject to the risks that a counterparty may not perform its obligation under the applicable derivative instrument, the terms of the derivative instruments are imperfect, and our hedging policies and procedures are not properly followed. It is possible that the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved. For further information about our risk management policies and procedures, please read Item 7A. "Quantitative and Qualitative Disclosures About Market Risk—Commodity Price Risk" in our annual report on Form 10-K for the year ended December 31, 2008.

  We conduct risk management activities but we may not accurately predict future price fluctuations which may expose us to financial risks and reduce our opportunity to benefit from price increases.

        We evaluate our exposure to commodity price risk from an overall portfolio basis. We have discretion in determining whether and how to manage the commodity price risk associated with our physical and derivative positions.

        To the extent that we do not manage the commodity price risk relating to a position that is subject to such risk, and commodity prices move adversely, we could suffer losses. Such losses could be substantial, and could adversely affect our results of operations and cash flows available for distribution to our unitholders. In addition, managing the commodity risk may actually reduce our opportunity to benefit from increases in the market or spot prices.

  A significant decrease in natural gas production in our areas of operation would reduce our ability to make distributions to our unitholders.

        Our gathering systems are connected to natural gas reserves and wells, from which the production will naturally decline over time, which means that our cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on our gathering systems and the utilization rate at our processing plants and our treating and fractionation facilities, we must continually obtain new natural gas supplies. Our ability to obtain additional sources of natural gas depends in part on the level of successful drilling activity near our gathering systems.

        We have no control over the level of drilling activity in the areas of our operations, the amount of reserves associated with the wells or the rate at which production from a well will decline. In addition, we have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulations and the availability and cost of capital. The increased cost of capital in the current market environment may make it more difficult for producers to finance drilling programs around our systems which could lead to decreased volumes. In addition, fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. We have seen decreases in the prices of natural gas in connection with the current economic crisis, and it is uncertain if these declines will continue in the future. Declines in natural gas prices, if sustained, could lead to a material decrease in such production activity and ultimately to a decrease in exploration activity.

        Because of these factors, even if new natural gas reserves are discovered in areas served by our assets, producers may choose not to develop those reserves. If we are not able to obtain new supplies of natural gas to replace the natural decline in volumes from existing wells due to reductions in drilling activity or competition, throughput on our pipelines and the utilization rates of our treating and processing facilities would decline, which could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions.

  We depend on third parties for the natural gas and refinery off-gas we process, and the NGLs we fractionate at our facilities, and a reduction in these quantities could reduce our revenues and cash flow.

        Although we obtain our supply of natural gas, refinery off-gas and NGLs from numerous third-party producers, a significant portion comes from a limited number of key producers/suppliers who are committed to us under processing contracts. According to these contracts or other supply arrangements, however, the producers are usually under no obligation to deliver a specific quantity of natural gas or NGLs to our facilities. If these key suppliers, or a significant number of other producers, were to decrease the supply of natural gas or NGLs to our systems and facilities for any reason, we could experience difficulty in replacing those lost volumes. Because our operating costs are primarily fixed, a reduction in the volumes of natural gas or NGLs delivered to us would result not only in a reduction of revenues, but also a decline in net income and cash flow.

  Growing our business by constructing new pipelines and processing and treating facilities subjects us to construction risks and risks that natural gas supplies will not be available upon completion of the facilities.

        One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems and construction of new gathering, processing and treating facilities. The construction of gathering, processing and treating facilities requires the expenditure of significant amounts of capital, which may exceed our expectations, and involves numerous regulatory, environmental, political, legal and inflationary uncertainties. If we undertake these projects, we may not be able to complete them on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time, and we will not receive any material increases in revenues until after completion of the project, if at all.

        Furthermore, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. We may also rely on estimates of proved reserves in our decision to construct new pipelines and facilities, which may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of proved reserves. As a result, new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our operations and cash flows available for distribution to our unitholders.

  The fees charged to third parties under our gathering, processing, transmission, transportation, fractionation and storage agreements may not escalate sufficiently to cover increases in costs, or the agreements may not be renewed or may be suspended in some circumstances.

        Our costs may increase at a rate greater than the fees we charge to third parties. Furthermore, third parties may not renew their contracts with us. Additionally, some third parties' obligations under their agreements with us may be permanently or temporarily reduced due to certain events, some of which are beyond our control, including force majeure events wherein the supply of either natural gas, NGLs or crude oil are curtailed or cut off. Force majeure events include (but are not limited to): revolutions, wars, acts of enemies, embargoes, import or export restrictions, strikes, lockouts, fires, storms, floods, acts of God, explosions and mechanical or physical failures of equipment affecting our facilities or facilities of third parties. If the escalation of fees is insufficient to cover increased costs, if third parties do not renew or extend their contracts with us or if any third party suspends or terminates its contracts with us, our financial results would suffer.

  We are exposed to the credit risks of our key customers, and any material nonpayment or nonperformance by our key customers could reduce our ability to make distributions to our unitholders.

        We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by our key customers could reduce our ability to make distributions to our unitholders. Prevailing economic conditions may increase this risk, due to declines in natural gas and NGL prices, reduced access to capital, and increased uncertainty in the financial markets. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us.

  We may not be able to retain existing customers, or acquire new customers, which would reduce our revenues and limit our future profitability.

        The renewal or replacement of existing contracts with our customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond our control, including competition from other gatherers, processors, pipelines, fractionators, and the price of, and demand for, natural gas, NGLs and crude oil in the markets we serve. Our competitors include large oil, natural gas, refining and petrochemical companies, some of which have greater financial resources, more numerous or greater capacity pipelines, processing and other facilities, and greater access to natural gas and NGL supplies than we do. Additionally, our customers that gather gas through facilities that are not otherwise dedicated to us may develop their own processing and fractionation facilities in lieu of using our services. Certain of our competitors may also have advantages in competing for acquisitions, or other new business opportunities, because of their financial resources and synergies in operations.

        As a consequence of the increase in competition in the industry, and the volatility of natural gas prices, end-users and utilities are reluctant to enter into long-term purchase contracts. Many end-users purchase natural gas from more than one natural gas company and have the ability to change providers at any time. Some of these end-users also have the ability to switch between gas and alternative fuels in response to relative price fluctuations in the market. Because there are numerous companies of greatly varying size and financial capacity that compete with us in the marketing of natural gas, we often compete in the end-user and utilities markets primarily on the basis of price. The inability of our management to renew or replace our current contracts as they expire and to respond appropriately to changing market conditions could affect our profitability. For more information regarding our competition, please read Item 1. "Business—Competition" of Part 1 of our annual report on Form 10-K for the year ended December 31, 2008.

  Transportation on certain of our pipelines may be subject to federal or state rate and service regulation, and the imposition and/or cost of compliance with such regulation could adversely affect our operations and cash flows available for distributions to our unitholders.

        Some of our gas, liquids and crude oil transmission operations are subject to rate and service regulations under the FERC or various state regulatory bodies, depending upon jurisdiction. FERC generally regulates the transportation of natural gas and oil in interstate commerce, and FERC's regulatory authority includes: facilities construction, acquisition, extension or abandonment of services or facilities; accounts and records; and depreciation and amortization policies. The FERC's action in any of these areas or modifications of its current regulations can adversely impact our ability to compete for business, the costs we incur in our operations, the construction of new facilities or our ability to recover the full cost of operating our pipelines. Intrastate natural gas pipeline operations and transportation on proprietary natural gas or petroleum products pipelines are generally not subject to regulation by FERC, and the Natural Gas Act, which is referred to as "NGA," specifically exempts some gathering systems. Yet such operations may still be subject to regulation by various state agencies. The applicable statutes and regulations generally require that our rates and terms and conditions of service provide no more than a fair return on the aggregate value of the facilities used to render services. We cannot assure unitholders that FERC will not at some point determine that such gathering and transportation services are within its jurisdiction, and regulate such services. FERC rate cases can involve complex and expensive proceedings. For more information regarding regulatory matters that could affect our business, please read Item 1. "Business—Regulatory Matters" as set forth in our annual report filed on Form 10-K for the year ended December 31, 2008.

  Some of our natural gas and oil transportation operations are subject to FERC rate-making policies that could have an adverse impact on our ability to establish rates that would allow us to recover the full cost of operating our pipelines including a reasonable return.

        Action by the FERC on currently pending matters as well as matters arising in the future could adversely affect our ability to establish reasonable rates that cover operating costs and allow for a reasonable return. An adverse determination in any future rate proceeding brought by or against us could have a material adverse effect on our business, financial condition and results of operations.

        For example, one such matter relates to the FERC's policy regarding allowances for income taxes in determining a regulated entity's cost of service. In May 2005, the FERC adopted a policy statement ("Policy Statement"), stating that it would permit entities owning public utility assets, including oil pipelines, to include an income tax allowance in such utilities' cost-of-service rates to reflect actual or potential tax liability attributable to their public utility income, regardless of the form of ownership. Pursuant to the Policy Statement, a tax pass-through entity seeking such an income tax allowance would have to establish that its partners or members have an actual or potential income tax obligation on the entity's public utility income. This tax allowance policy was upheld by the D.C. Circuit in May 2007.

        Whether a pipeline's owners have actual or potential income tax liability will be reviewed by the FERC on a case-by-case basis. How the Policy Statement is applied in practice to pipelines owned by publicly traded partnerships could impose limits on our ability to include a full income tax allowance in cost of service.

        In another such matter, the FERC issued a policy statement in April 2008, in which it determined that master limited partnerships should be included in return on equity proxy groups for gas and oil pipelines, and that the full amount of a master limited partnership's cash distributions may be included in the return on equity calculation. The ultimate outcome of these proceedings is not certain and could affect the level of return on equity that we may be able to achieve in any future rate proceeding.

  If we are unable to obtain new rights-of-way or the cost of renewing existing rights-of-way increases, then we may be unable to fully execute our growth strategy, which may adversely affect our operations and cash flows available for distribution to unitholders.

        The construction of additions to our existing gathering assets may require us to obtain new rights-of-way prior to constructing new pipelines. We may be unable to obtain such rights-of-way to connect new natural gas supplies to our existing gathering lines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to renew existing rights-of-way. If the cost of obtaining new rights-of-way or renewing existing rights-of-way increases, it may adversely affect our operations and cash flows available for distribution to unitholders.

  We are indemnified for liabilities arising from an ongoing remediation of property on which certain of our facilities are located and our results of operation and our ability to make distributions to our unitholders could be adversely affected if the indemnifying party fails to perform its indemnification obligation.

        Columbia Gas, a division of NiSource Inc. ("Columbia Gas"), is the previous or current owner of the property on which our Kenova, Boldman, Cobb and Kermit facilities are located and is the previous operator of our Boldman and Cobb facilities. Columbia Gas has been or is currently involved in investigatory or remedial activities with respect to the real property underlying the Boldman and Cobb facilities pursuant to an "Administrative Order by Consent for Removal Actions" entered into by Columbia Gas and the U.S. Environmental Protection Agency and, in the case of the Boldman facility, an "Agreed Order" with the Kentucky Natural Resources and Environmental Protection Cabinet.

        Columbia Gas has agreed to retain sole liability and responsibility for, and to indemnify us against, any environmental liabilities associated with these regulatory orders or the real property underlying these facilities to the extent such liabilities arose prior to the effective date of the agreements pursuant to which such properties were acquired or leased from Columbia Gas. Our results of operation and our ability to make cash distributions to our unitholders could be adversely affected if in the future Columbia Gas fails to perform under the indemnification provisions of which we are the beneficiary.

  Our business is subject to federal, state and local laws and regulations with respect to environmental, safety and other regulatory matters, and the violation of, or the cost of compliance with, such laws and regulations could adversely affect our operations and cash flows available for distribution to our unitholders.

        Numerous governmental agencies enforce comprehensive and stringent federal, state, regional and local laws and regulations on a wide range of environmental, safety and other regulatory matters. We could be adversely affected by increased costs due to stricter pollution-control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. Strict and, under certain circumstances, joint and several liability may be incurred without regard to fault, or the legality of the original conduct, under certain of the environmental laws for remediation of contaminated areas, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and analogous state laws. Private parties, including the owners of properties located near our storage, fractionation and processing facilities or through which our pipeline systems pass, also may have the right to pursue legal actions to enforce compliance, as well as seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. New, more stringent environmental laws, regulations and enforcement policies might adversely influence our products and activities. Federal, state and local agencies also could impose additional safety requirements, any of which could affect our profitability. In addition, we face the risk of accidental releases or spills associated with our operations. These could result in material costs and liabilities, including those relating to claims for damages to property, natural resources and persons. Our failure to comply with environmental or safety-related laws and regulations could result in administrative, civil and criminal penalties, the imposition of investigatory and remedial obligations and even injunctions that restrict or prohibit our operations. For more information regarding the environmental, safety and other regulatory matters that could affect our business, please read Item 1. "Business—Regulatory Matters", Item 1. "Business—Environmental Matters", and Item 1. "Business—Pipeline Safety Regulations", each as set in our annual report on Form 10-K for the year ended December 31, 2008.

  The amount of gas we process, gather and transmit, or the crude oil we gather and transport, may be reduced if the pipelines to which we deliver the natural gas or crude oil cannot, or will not, accept the gas or crude oil.

        All of the natural gas we process, gather and transmit is delivered into pipelines for further delivery to end-users. If these pipelines cannot, or will not, accept delivery of the gas due to downstream constraints on the pipeline, we will be forced to limit or stop the flow of gas through our pipelines and processing systems. In addition, interruption of pipeline service upstream of our processing facilities would limit or stop flow through our processing facilities. Likewise, if the pipelines into which we deliver crude oil are interrupted, we will be limited in, or prevented from conducting, our crude oil transportation operations. Any number of factors beyond our control could cause such interruptions or constraints on pipeline service, including necessary and scheduled maintenance, or unexpected damage to the pipeline. Because our revenues and net operating margins depend upon (1) the volumes of natural gas we process, gather and transmit, (2) the throughput of NGLs through our transportation, fractionation and storage facilities and (3) the volume of crude oil we gather and transport, any reduction of volumes could adversely affect our operations and cash flows available for distribution to our unitholders.

  Interruptions in operations at any of our facilities may adversely affect our operations and cash flows available for distribution to our unitholders.

        Our operations depend upon the infrastructure that we have developed, including processing and fractionation plants, storage facilities, and various means of transportation. Any significant interruption at these facilities or pipelines, or our inability to transmit natural gas or NGLs, or to transport crude oil to or from these facilities or pipelines for any reason, would adversely affect our operations and cash flows available for distribution to our unitholders.

        Operations at our facilities could be partially or completely shut down, temporarily or permanently, as the result of circumstances not within our control, such as:

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  unscheduled turnarounds or catastrophic events at our physical plants;

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  labor difficulties that result in a work stoppage or slowdown; and

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  a disruption in the supply of crude oil to our crude oil pipeline, natural gas to our processing plants or gathering pipelines, or a disruption in the supply of NGLs to our transportation pipeline and fractionation facility.

  Due to our lack of asset diversification, adverse developments in our gathering, processing, transportation, transmission, fractionation and storage businesses could reduce our operations and cash flows available for distribution to our unitholders.

        We rely exclusively on the revenues generated from our gathering, processing, transportation, transmission, fractionation and storage businesses. An adverse development in one of these businesses would have a significantly greater impact on our operations and cash flows available for distribution to our unitholders than if we maintained more diverse assets.

  We may not be able to successfully execute our business plan and may not be able to grow our business, which could adversely affect our operations and cash flows available for distribution to our unitholders.

        Our ability to successfully operate our business, generate sufficient cash to pay the quarterly cash distributions to our unitholders, and to allow for growth, is subject to a number of risks and uncertainties. Similarly, we may not be able to successfully expand our business through acquiring or growing our assets, because of various factors, including economic and competitive factors beyond our control. If we are unable to grow our business, or execute on our business plan including increasing or maintaining distributions, the market price of the common units is likely to decline.

  We are subject to operating and litigation risks that may not be covered by insurance.

        Our industry is subject to numerous operating hazards and risks incidental to processing, transporting, fractionating and storing natural gas and NGLs and to transporting and storing crude oil. These include:

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  damage to pipelines, plants, related equipment and surrounding properties caused by floods, hurricanes, and other natural disasters and acts of terrorism;

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  inadvertent damage from construction and farm equipment;

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  leakage of crude oil, natural gas, NGLs and other hydrocarbons;

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  fires and explosions; and

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  other hazards, including those associated with high-sulfur content, or sour gas that could also result in personal injury and loss of life, pollution and suspension of operations.

        As a result, we may be a defendant in various legal proceedings and litigation arising from our operations. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. Market conditions could cause certain insurance premiums and deductibles to become unavailable, or available only for reduced amounts of coverage. For example, insurance carriers now require broad exclusions for losses due to war risk and terrorist acts. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our operations and cash flows available for distribution to our unitholders.

  As a result of damage caused by Hurricanes Katrina, Rita and Ike in the Gulf of Mexico and Gulf Coast regions in 2005 and 2008, insurance costs related to oil and gas assets in these regions have increased significantly. We were unable to obtain insurance on our interest in Starfish at rates we consider reasonable.

        We own a 50% non-operating membership interest in Starfish, whose assets are located in the Gulf of Mexico and Southwestern Louisiana. During 2005 and 2008, Hurricanes Katrina, Rita and Ike caused severe and widespread damage to oil and gas assets in the Gulf of Mexico and Gulf Coast regions. The loss to both offshore and onshore assets resulting from the hurricanes has led to substantial insurance claims within the oil and gas industry. Insurance costs have increased within this region as a result of these developments. After the hurricanes in 2005, we renewed our insurance coverage relating to Starfish and mitigated a portion of the cost increase by reducing our coverage and broadening the self-insurance element of our overall coverage. As a result of the hurricane damages in 2008 and further increases in insurance costs, we were unable to obtain adequate insurance on our interest in Starfish at rates we consider reasonable and as a result may experience losses that are not insured or that exceed the maximum limits under our insurance policies. In 2009, we determined not to insure our interest in Starfish against future business interruption and property damage caused by named windstorms. If a significant negative event that is not fully insured occurs with respect to Starfish, it could adversely affect our operations and cash flows available for distribution to our unitholders.

  Our business may suffer if any of our key senior executives or other key employees discontinues employment with us or if we are unable to recruit and retain highly skilled staff.

        Our future success depends to a large extent on the services of our key employees. Our business depends on our continuing ability to recruit, train and retain highly qualified employees, including accounting, business operations, finance and other key back-office and mid-office personnel. The competition for these employees is intense, and the loss of these employees could harm our business. Our equity based long-term incentive plans are a significant component of our strategy to retain key employees. The recent decline in the market price of our common units has reduced the value of the incentives provided by these plans and could reduce their effectiveness. Further, our ability to successfully integrate acquired companies depends in part on its ability to retain key management and existing employees at the time of the acquisition.

  A shortage of skilled labor may make it difficult for us to maintain labor productivity, and competitive costs could adversely affect our operations and cash flows available for distribution to our unitholders.

        Our operations require skilled and experienced laborers with proficiency in multiple tasks. In recent years, a shortage of workers trained in various skills associated with the midstream energy business has caused us to conduct certain operations without full staff, which decreases our productivity and increases our costs. This shortage of trained workers is the result of the previous generation's experienced workers reaching the age for retirement, combined with the difficulty of attracting new laborers to the midstream energy industry. Thus, this shortage of skilled labor could continue over an extended period. If the shortage of experienced labor continues or worsens, it could have an adverse impact on our labor productivity and costs and our ability to expand production in the event there is an increase in the demand for our products and services, which could adversely affect our operations and cash flows available for distribution to our unitholders.

  If we do not make acquisitions on economically acceptable terms, our future growth may be limited.

        Our ability to grow depends in part on our ability to make acquisitions that result in an increase in the cash generated from operations per unit. If we are unable to make these accretive acquisitions because we are (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms, or (3) outbid by competitors, then our future growth and ability to increase distributions will be limited.

  If we are unable to timely and successfully integrate our future acquisitions, our future financial performance may suffer, and we may fail to realize all of the anticipated benefits of the transaction.

        Our future growth will depend in part on our ability to integrate our future acquisitions. We cannot guarantee that we will successfully integrate any acquisitions into our existing operations, or that we will achieve the desired profitability and anticipated results from such acquisitions. Failure to achieve such planned results could adversely affect our operations and cash flows available for distribution to our unitholders.

        The integration of acquisitions with our existing business involves numerous risks, including:

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  operating a significantly larger combined organization and integrating additional midstream operations into our existing operations;

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  difficulties in the assimilation of the assets and operations of the acquired businesses, especially if the assets acquired are in a new business segment or geographical area;

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  the loss of customers or key employees from the acquired businesses;

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  the diversion of management's attention from other existing business concerns;

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  the failure to realize expected synergies and cost savings;

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  coordinating geographically disparate organizations, systems and facilities;

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  integrating personnel from diverse business backgrounds and organizational cultures; and

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  consolidating corporate and administrative functions.

        Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities including those under the same stringent environmental laws and regulations relating to releases of pollutants into the environment and environmental protection as are applicable to our existing plants, pipelines and facilities. If so, our operation of these new assets could cause us to incur increased costs to address these liabilities or to attain or maintain compliance with such requirements. If we consummate any future acquisition, our capitalization and results of operation may change significantly, and unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

        Our acquisition strategy is based in part on our expectation of ongoing divestitures of assets within the midstream petroleum and natural gas industry. A material decrease in such divestitures could limit our opportunities for future acquisitions, and could adversely affect our operations and cash flows available for distribution to our unitholders.

  Alternative financing strategies may not be successful.

        Periodically, we will consider the use of alternative financing strategies such as joint venture arrangements and the sale of non-strategic assets, such as our recent joint venture in the Marcellus Shale and our recent joint venture in Southeastern Oklahoma. Joint venture agreements may not share the risks and rewards of ownership in proportion to the voting interests. Joint venture arrangements may require us to pay certain costs or to make certain capital investments and we may have little control over the amount or the timing of these payments and investments. We may not be able to negotiate terms that adequately reimburse us for our costs to fulfill service obligations for those joint ventures where we are the operator. In addition, our joint venture partners may be unable to meet their economic or other obligations and we may be required to fulfill those obligations alone. We may periodically sell assets or portions of our business. Separating the existing operations from our assets or operations of which we dispose may result in significant expense and accounting charges, disrupt our business or divert management's time and attention. We may not achieve expected cost savings from these dispositions or the proceeds from sales of assets or portions of our business may be lower than the net book value of the assets sold. We may not be relieved of all of our obligations related to the assets or businesses sold. These factors could have a material adverse effect on our revenues, income from operations, cash flows and our quarterly distribution on our common units.

  Terrorist attacks aimed at our facilities could adversely affect our business.

        Since the September 11, 2001 terrorist attacks, the U.S. government has issued warnings that energy assets, specifically the nation's pipeline infrastructure, may be future targets of terrorist organizations. These developments will subject our operations to increased risks. Any future terrorist attack that may target our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.

  We have partial ownership interests in a number of joint venture legal entities, including Liberty Midstream, the Pioneer Joint Venture, Wirth, Centrahoma and Starfish, which could adversely affect our ability to operate and control these entities. In addition, we may be unable to control the amount of cash we will receive from the operation of these entities and where we do not have control, we could be required to contribute significant cash to fund our share of their operations, which could adversely affect our ability to distribute cash to our unitholders.

        Our inability, or limited ability, to control the operations and management of joint venture legal entities that we have a partial ownership interest in may mean that we will not receive the amount of cash we expect to be distributed to us. In addition, for entities where we have a minority ownership interest such as in Centrahoma and Starfish, we will be unable to control ongoing operational decisions, including the incurrence of capital expenditures that we may be required to fund. Specifically,

  •
  we have limited ability to influence decisions with respect to the operations of these entities and their subsidiaries, including decisions with respect to incurrence of expenses and distributions to us;

  •
  these entities may establish reserves for working capital, capital projects, environmental matters and legal proceedings which would otherwise reduce cash available for distribution to us;

  •
  these entities may incur additional indebtedness, and principal and interest made on such indebtedness may reduce cash otherwise available for distribution to us; and

  •
  these entities may require us to make additional capital contributions to fund working capital and capital expenditures, our funding of which could reduce the amount of cash otherwise available for distribution.

        All of these things could significantly and adversely impact our ability to distribute cash to our unitholders.

Tax Risks Related to Owning our Common Units

        In addition to reading the following risk factors, you should read "Material Tax Consequences" on page 28 of the accompanying base prospectus dated March 12, 2009 and "Tax Considerations" on page S-40 of this prospectus supplement for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

  Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service ("IRS") were to treat us as a corporation for federal income tax purposes then our cash available for distribution to unitholders could be substantially reduced.

        The anticipated after-tax benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

        Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based on our current operations that we are so treated, a change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to our unitholders would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to our unitholders. Because a tax would be imposed upon us as a corporation, our cash available for distribution to our unitholders would be substantially reduced. Therefore, our treatment as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of the common units.

        Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to entity-level taxation. The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by legislative, judicial, or administrative changes and differing interpretations at any time. Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. Members of Congress are currently considering substantive changes to the existing U.S. tax laws that affect certain publicly traded partnerships. Although the legislation would not appear to affect our tax treatment as a partnership, we are unable to predict whether any of these changes, or other proposals, will be considered or will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

  If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to unitholders.

        Changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the cash available for distribution to our unitholders. For example, the state of Texas and the state of Michigan have both instituted income-based taxes that result in an entity level tax for the Partnership. The Partnership is required to pay a Texas franchise tax at a maximum effective rate of 1.0% of our gross income apportioned to Texas in the prior year. Additionally, the Michigan Business Tax, which contains two prongs, also imposes a tax on the Partnership. The two prongs comprise a tax at the rate of 0.8% of a taxpayer's modified gross receipts and a tax at the rate of 4.95% of the taxpayer's business income. Each of the above mentioned rates also includes a surcharge of 21.99% resulting in overall rates of 0.97% and 6.03%. The imposition of entity level taxes on us by Texas and Michigan and, if applicable, by any other state will reduce the cash available for distribution to our unitholders.

  If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and the general partner because the costs will reduce our cash available for distribution.

  A unitholder may be required to pay taxes on his share of our income even if the unitholder does not receive any cash distributions from us.

        Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, each unitholder will be required to pay any federal income taxes and, in some cases, state and local income taxes on his share of our taxable income even if the unitholder receives no cash distributions from us. A unitholder may not receive cash distributions from us equal to his share of our taxable income or even equal to the actual tax liability that results from that income.

  Tax gain or loss on the disposition of our common units could be more or less than expected.

        If a unitholder sells his common units, he will recognize a gain or loss equal to the difference between the amount realized and his tax basis in those common units. Because distributions in excess of the unitholder's allocable share of our net taxable income decrease the unitholder's tax basis in his common units, the amount, if any, of such prior excess distributions with respect to the common units the unitholder sells will, in effect, become taxable income to the unitholder if the unitholder sells such common units at a price greater than his tax basis in those common units, even if the price the unitholder receives is less than his original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, if the unitholder sells his units, the unitholder may incur a tax liability in excess of the amount of cash the unitholder receives from the sale. Please read "Material Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss" on page 36 of the accompanying base prospectus dated March 12, 2009 for a further discussion of the foregoing.

  Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in our common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and could be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file federal tax returns and pay tax on their share of our taxable income. If a unitholder is a tax exempt entity or a non-U.S. person, the unitholder should consult a tax advisor before investing in our common units.

  We treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of our common units.

        Because we cannot match transferors and transferees of our common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain from a unitholder's sale of our common units and could have a negative impact on the value of our common units or result in audit adjustments to a unitholder's tax returns. Please read "Material Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" on page 34 of the accompanying base prospectus dated March 12, 2009 for a further discussion of the effect of the depreciation and amortization positions we adopted.

  We prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of the common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of the units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations. If the IRS were to challenge this method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read "Material Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees" on page 38 of the accompanying base prospectus dated March 12, 2009.

  A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because a unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of the loaned units, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

  We have adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the Class A unitholders and our common unitholders. The IRS may challenge this treatment, which could adversely affect the value of our common units.

        When we issue additional common units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our common unitholders and the Class A unitholders. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders, which may have an unfavorable effect. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between our unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from the sale of common units by our unitholders and could have a negative impact on the value of our common units or result in audit adjustments to the tax returns of our unitholders without the benefit of additional deductions.

  The sale or exchange of 50% or more of our capital and profits interests during any 12-month period would result in our termination for federal income tax purposes.

        We would be considered to have terminated for federal income tax purposes if there were a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same unit will be counted only once. Our termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and the unitholders could receive two Schedules K-1) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes. If treated as a new partnership, we would make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. Please read "Material Tax Consequences—Disposition of Common Units—Constructive Termination" on page 38 of the accompanying base prospectus dated March 12, 2009 for a discussion of the consequences of our termination for federal income tax purposes.

  Our unitholders will likely be subject to state and local taxes and return filing requirements in states where the unitholders do not live as a result of investing in common units.

        In addition to federal income taxes, our unitholders will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if our unitholders do not live in any of those jurisdictions. Our unitholders will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We currently do business or own property in ten states, most of which, other than Texas, impose personal income taxes. Most of these states also impose an income tax on corporations and other entities. As we make acquisitions or expand our business, we may own assets or conduct business in additional states that impose a personal income tax. It is our unitholder's responsibility to file all United States federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

 USE OF PROCEEDS

        We expect to receive net proceeds of approximately $104.2 million from the sale of 5,200,000 primary common units offered by this prospectus supplement, after deducting estimated underwriting discounts and estimated offering expenses payable by us. We will not receive any proceeds from the sale of 300,000 secondary common units to be sold by the selling unitholder in this offering. We intend to use the net proceeds from this offering, together with any net proceeds from the exercise of the underwriters' option to purchase additional common units, to partially fund our ongoing capital expenditure program. Pending that use, we intend to apply a portion of the net proceeds of this offering to repay borrowings under our revolving credit facility previously incurred in connection with our ongoing capital expenditure program. As of August 3, 2009, the outstanding balance of our revolving credit facility, which matures on February 20, 2012, was approximately $196.0 million (excluding $24.0 million of outstanding letters of credit), and the weighted average interest rate of our revolving credit facility was 4.75%. Affiliates of each of Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation are lenders under our revolving credit facility, and, accordingly, will receive a substantial portion of the proceeds from this offering pursuant to the repayment of borrowings under such facility. See "Underwriting."

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of June 30, 2009:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to this common unit offering and the application of the net proceeds as described under "Use of Proceeds."

        This table is derived from, should be read together with, and is qualified in its entirety by reference to the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited consolidated financial statements, including the related notes, contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2009, which is incorporated by reference in this prospectus supplement.

	As of June 30, 2009
(in thousands)	Actual	As Adjusted
Cash and cash equivalents	$56,455	$56,455

Total debt:
Revolving credit facility(1)	232,800	128,600
6.875% senior notes due 2014(2)	216,087	216,087
6.875% senior notes due 2014(3)	117,595	117,595
8.5% senior notes due 2016	274,179	274,179
8.75% senior notes due 2018	498,885	498,885

Total debt	1,339,546	1,235,346
Partners' capital:
Common units	1,081,037	1,185,237
Non-controlling interest	138,730	138,730

Total partners' capital	1,219,767	1,323,967

Total capitalization	$2,559,313	$2,559,313

(1)
As of August 3, 2009, we had approximately $196.0 million of borrowings outstanding under our revolving credit facility (excluding $24.0 million of outstanding letters of credit).

(2)
Issued in October 2004.

(3)
Issued in May 2009.

 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        Our common units have been listed on the New York Stock Exchange ("NYSE") under the symbol "MWE" since May 2, 2007. Prior to May 2, 2007, our common units were listed on the American Stock Exchange ("AMEX") under the symbol "MWE." The following table sets forth the high and low intraday sales prices of our common units as reported by NYSE or AMEX, as applicable, as well as the amount of cash distributions paid per quarter.

        We effected a two-for-one unit split on February 28, 2007. For all periods presented, all references to the high and low intraday sales prices of the common units and distributions per unit included in this prospectus supplement have been adjusted to give effect to the unit split.

        The last reported sale price of our common units on the NYSE on August 12, 2009 was $21.99. As of August 12, 2009, there were 168 holders of record of our common units.

Quarter Ended	High	Low	Distributions Per Unit(1)	Record Date	Payment Date
September 30, 2009 (through August 12, 2009)	$24.00	$17.87	$—	—	—
June 30, 2009	$20.00	$11.20	$0.64	August 3, 2009	August 14, 2009
March 31, 2009	$14.30	$7.30	$0.64	May 4, 2009	May 15, 2009
December 31, 2008	$25.75	$6.55	$0.64	February 6, 2009	February 13, 2009
September 30, 2008	$36.00	$21.22	$0.64	November 4, 2008	November 14, 2008
June 30, 2008	$38.50	$30.70	$0.63	August 4, 2008	August 15, 2008
March 31, 2008	$37.00	$29.53	$0.60	May 5, 2008	May 15, 2008
December 31, 2007	$34.71	$29.55	$0.57	February 7, 2008	February 14, 2008
September 30, 2007	$37.25	$29.78	$0.55	November 8, 2007	November 14, 2007
June 30, 2007	$38.00	$33.27	$0.53	August 8, 2007	August 14, 2007
March 31, 2007	$36.45	$28.51	$0.51	May 9, 2007	May 15, 2007

(1)
We paid cash distributions to our general partner with respect to its 2% general partner interest and incentive distribution rights of $29.6 million for the year ended December 31, 2007. In connection with the MarkWest Hydrocarbon Transaction in February 2008, we eliminated the 2% economic interest in us held by our general partner and the incentive distribution rights; therefore our general partner did not receive any 2008 incentive distributions.

 TAX CONSIDERATIONS

        The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read "Material Tax Consequences" beginning on page 28 in the accompanying base prospectus dated March 12, 2009. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

Partnership Status

        The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay additional state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income. However, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. For a discussion related to the opinion of Vinson & Elkins L.L.P. and the importance of our status as a partnership, please read "Material Tax Consequences—Partnership Status" on page 28 of the accompanying prospectus.

Ratio of Taxable Income to Distributions.

        We estimate that a purchaser of common units in this offering who holds those common units from the date of the closing of this offering through December 31, 2011 will be allocated an amount of federal taxable income for that period that will be less than 35% of the cash distributed with respect to that period. A substantial portion of the income that will be allocated to you is expected to be qualified dividend income, which for individuals is subject to a significantly lower maximum federal income tax rate than ordinary income under current law. Qualified dividend income is currently taxed at a 15% rate as compared to a maximum rate of 35% on ordinary income. However, absent new legislation extending the current rates or otherwise adjusting the maximum rates applicable to individuals, beginning January 1, 2011, dividends will be taxed as ordinary income, and the highest marginal U.S. federal income tax rate will increase to 39.6%. If you are an individual taxable at the maximum rate on ordinary income, then through December 31, 2011, the estimated effect of the current lower qualified dividend rate will be to produce an after-tax return to you that is the same as if the amount of federal taxable income allocated to you for that period were less than 30% of the cash distributed to you for that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase.

        These estimates are based upon the assumption that our available cash for distribution will be sufficient for us to make quarterly distributions of $0.64 per unit to the holders of our common units, and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Tax Exempt Organizations and Other Investors

        Ownership of common units by tax-exempt entities and foreign investors raises issues unique to such persons. Please read "Material Tax Consequences—Tax-Exempt Organizations and Other Investors" in the accompanying base prospectuses.

 SELLING UNITHOLDER

        We and the selling unitholder are party to a registration rights agreement dated February 21, 2008, pursuant to which we have granted the selling unitholder the right to include its units in this offering. We are required to pay all registration expenses, other than underwriting discounts and selling commissions, of the selling unitholder. We granted these registration rights to the selling unitholder in connection with our acquisition of MarkWest Hydrocarbon. The selling unitholder will not sell any units in connection with an exercise of the underwriters' option to purchase additional common units.

        The following table sets forth certain information regarding the selling unitholder's beneficial ownership of our common units before and after this offering, and the number of common units to be sold by it in this offering. Beneficial ownership as shown in the table below has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Beneficial Ownership Prior to Offering			Beneficial Ownership After the Offering
Selling Unitholder	Number of Units	Percent of Units	Number of Units Offered Hereby	Number of Units	Percent of Units
MWHC Holding, Inc.(1)	6,222,466	10.3%	300,000	5,922,466	9.1%

Total	6,222,466	10.3%	300,000	5,922,466	9.1%

(1)
Includes common units held directly and indirectly through subsidiaries. Mr. John M. Fox, Lead Director of the board of directors of our general partner, may be deemed the beneficial owner of common units held by MWHC Holding, Inc. through his voting power and/or investment power as defined in the Exchange Act. Mr. Fox may be deemed the beneficial owner of an aggregate of 7,188,755 common units for which he has shared voting and investment power, including 964,424 common units held jointly by Mr. Fox and his spouse, 1,865 common units directly owned by Bode Blanco, of which Mr. Fox is a member, and 6,222,466 common units directly owned by MWHC Holding, Inc. The foregoing does not include (i) 5,566 phantom units held by Mr. Fox which vest at various times beginning on January 31, 2010 or (ii) 224,805 common units held by the Fox Family Foundation of which Mr. Fox is a director and officer.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and UBS Securities LLC are acting as representatives, have severally agreed to purchase, and we and the selling unitholder have agreed to sell to them, severally, the number of common units indicated below.

Underwriters	Number of Common Units
Morgan Stanley & Co. Incorporated	3,025,000
UBS Securities LLC	1,650,000
RBC Capital Markets Corporation	825,000

Total	5,500,000

        The underwriters are offering the common units subject to their acceptance of the common units from us and the selling unitholder and subject to prior sale. The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the common units offered by this prospectus supplement is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common units offered by this prospectus supplement if any such common units are taken. However, the underwriters are not required to take or pay for the common units covered by the underwriters' option to purchase additional common units described below.

        The underwriters have advised us that they initially propose to offer part of the common units directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.528 per common unit under the public offering price. After the initial offering of the common units in this offering, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 825,000 additional primary common units at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common units offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of additional common units as the number of common units listed next to the underwriter's name in the table above bears to the total number of common units offered by this prospectus supplement. If the underwriters' option is exercised in full, the total price to the public would be $132,508,750, the total underwriters' discounts and commissions would be $5,591,933 and the total proceeds to us before expenses would be $120,897,048.

        We estimate that our aggregate expenses for this offering, excluding underwriters' discounts and commissions, will be approximately $0.4 million. Morgan Stanley & Co. Incorporated has agreed to reimburse us for a portion of these expenses.

        We and certain of our affiliates, including the directors and executive officers of our general partner and the selling unitholder have agreed not to, without the prior written consent of Morgan Stanley & Co. Incorporated and UBS Securities LLC, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common units (including, without limitation, common units that may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of common units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common units or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible into or exercisable or exchangeable for common units or any other of our securities (other than (a) a registration statement on Form S-8 in connection with employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof or (b) any registration statement or amendment thereto filed in connection with the satisfaction of registration rights obligations relating to our 6.875% senior notes due 2014 issued in 2009) or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days from the date of this prospectus supplement. Morgan Stanley & Co. Incorporated and UBS Securities LLC, in their sole discretion, may release the common units and the other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and the other securities from lock-up agreements, Morgan Stanley & Co. Incorporated and UBS Securities LLC will consider, among other factors, the unitholder's reasons for requesting the release, the number of common units and other securities for which the release is being requested and the market conditions at the time.

        In order to facilitate the offering of the common units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common units. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common units for their own account. In addition, to cover over-allotments or to stabilize the price of the common units, the underwriters may bid for, and purchase, common units in the open market. Finally, the underwriters may reclaim selling concessions allowed to the underwriters or a dealer for distributing the common units in the offering, if the syndicate repurchases previously distributed common units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common units above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        We and the selling unitholder, on the one hand, and the underwriters, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        Because the Financial Industry Regulatory Authority, or FINRA, views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the National Association of Securities Dealers', or NASD, Conduct Rules (which are part of the FINRA Rules). Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

        The underwriters and their respective affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. Additionally, affiliates of each of Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation are lenders under our revolving credit facility and will receive a portion of the proceeds from this offering pursuant to the repayment of borrowings under such facility. Because we intend to use more than 10% of the net proceeds from this offering to reduce indebtedness owed by us to such affiliates, this offering is being conducted in compliance with the applicable requirements of FINRA Rule 5110 and Rule 2720 of the NASD Conduct Rules. Because a bona fide independent market exists for our common units, FINRA does not require that we use a qualified independent underwriter for this offering.

        This prospectus supplement and the accompanying base prospectuses may be used by the underwriters in connection with offers and sales of the common units in certain agented brokers' transactions; however, the underwriters are not obligated to engage in such agented brokers' transactions and may discontinue such activities without notice at any time.

Selling Restrictions

Public Offer Selling Restrictions Under the Prospectus Directive

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, are authorized to make any further offer of the securities on behalf of us or the underwriters.

Selling Restrictions Addressing Additional United Kingdom Securities Laws

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

 LEGAL

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference from our annual report on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K filed on May 18, 2009 for the retrospective applications of SFAS 160 and FSP EITF 03-6-1, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. MarkWest Energy Partners, L.P.'s internal control over financial reporting as of December 31, 2008 has been audited by Deloitte & Touche LLP, as stated in their report in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference. Such financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference in this prospectus supplement that are not historical facts are forward looking statements. We use words such as "could," "may," "predict," "should," "expect," "hope," "continue," "potential," "plan," "intend," "anticipate," "project," "believe," "estimate," and similar expressions to identify forward looking statements.

        These forward looking statements are made based upon management's expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward looking statements. We do not update publicly any forward looking statement with new information or future events. Investors are cautioned not to put undue reliance on forward looking statements as many of these factors are beyond our ability to control or predict. Please read "Risk Factors."

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, that registers the offer and sale of the common units covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC's website at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectuses by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectuses. Information that we later provide to the SEC, and which is deemed to be "filed" with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and the accompanying base prospectuses and information previously filed with the SEC.

        We incorporate by reference in this prospectus supplement the following documents that we have previously filed with the SEC:

  •
  Our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 2, 2009, as modified by our current report on Form 8-K as filed with the SEC on May 18, 2009 for the retrospective applications of SFAS 160 and FSP EITF 03-6-1 (in each case excluding the Starfish Pipeline Company, LLC Consolidated Financial Statements in Part IV, Schedule A thereto);

  •
  Our quarterly reports on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC on May 11, 2009 and for the quarter ended June 30, 2009, as filed with the SEC on August 10, 2009;

  •
  Our current reports on Form 8-K as filed with the SEC on January 28, 2009, January 28, 2009, March 4, 2009, March 24, 2009, April 24, 2009, May 7, 2009, May 11, 2009, May 18, 2009, May 27, 2009, June 10, 2009, July 1, 2009, July 24, 2009 and August 12, 2009; and

  •
  The description of our common units contained in our registration statement on Form 8-A filed on April 24, 2007, and any subsequent amendments or reports filed for the purpose of updating such description.

        These reports contain important information about us, our financial condition and our results of operations.

        All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and prior to the termination of this offering will also be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus supplement and the accompanying base prospectuses. Nothing in this prospectus supplement or the accompanying base prospectuses shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

MarkWest Energy Partners, L.P.
1515 Arapahoe Street, Tower 2, Suite 700
Denver, CO 80202-2126
Attention: Nancy K. Buese
(303) 925-9200

        We also make available free of charge on our internet website at http://www.markwest.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement or the accompanying base prospectuses and does not constitute a part of this prospectus supplement or the accompanying base prospectuses.

        You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying base prospectuses. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying base prospectuses is accurate as of any date other than the date on the front of each document.

        We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. You may read our filings on the SEC's website and at the SEC's Public Reference Room described above. Our common stock trades on the NYSE under the symbol "MWE." Reports that we file with the NYSE may be inspected and copied at the offices of the NYSE described above.

 APPENDIX A:
GLOSSARY OF TERMS

        We have included below the definitions for certain terms used in this prospectus supplement.

        Bbl/d:    Barrels of oil per day.

        btu:    British Thermal Units.

        Dth/d:    Dekatherms per day.

        FERC:    Federal Energy Regulatory Commission.

        incentive distribution right:    A non-voting limited partner partnership interest issued to our general partner in connection with our formation. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

        Mcf/d:    One thousand cubic feet per day.

        MMbtu:    Million British Thermal Units.

        MMcf/d:    One million cubic feet per day.

        Off-gas:    Ozonated air collected from reaction tanks.

        NGLs:    Natural gas liquids, including ethane, propane, butane, isobutane, normal butane and natural gasoline.

        throughput:    The volume of natural gas transported or passing through a pipeline, plant or other facility.

A-1

PROSPECTUS

MarkWest Energy Partners, L.P.

MarkWest Energy Finance Corp.

Common Units

Debt Securities

        We may from time to time offer the following securities under this prospectus:

  •
  common units representing limited partner interests in MarkWest Energy Partners, L.P; and

  •
  debt securities of MarkWest Energy Partners L.P.

        Our common units are traded on the New York Stock Exchange under the symbol "MWE." We will provide information in the prospectus supplement for the trading market, for any debt securities we may offer.

        MarkWest Energy Finance Corp. may act as co-issuer of the debt securities, and all other direct or indirect wholly-owned subsidiaries of MarkWest Energy Partners, L.P. (which we refer to as "Subsidiary Guarantors"), other than "minor" subsidiaries as such item is interpreted in securities regulation governing financial reporting for guarantors, may guarantee the debt securities.

        Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information on us and for our financial statements.

        Limited partnerships are inherently different from corporations. You should carefully consider each of the factors described under "Risk Factors," which begin on page 5 of this prospectus before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2009

        You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we and MarkWest Energy Finance Corporation have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may offer from time to time our common units or debt securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, before you invest in our securities, you should read this prospectus, any attached prospectus supplements and the additional information described below under "Where You Can Find More Information."

        As used in this prospectus, "we," "us," "our," "the Partnership" and "MarkWest Energy Partners" mean MarkWest Energy Partners, L.P. and, where the context requires, include our operating subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC's website at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be "filed" with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to 2.02 or 7.01 on any current report on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all offerings under this registration statement are completed;

  •
  Our annual report on Form 10-K for the year ended December 31, 2008 as filed with the SEC on March 2, 2009;

  •
  Our current reports on Form 8-K as filed with the SEC on January 28, 2009 (two reports) and March 4, 2009; and

  •
  The description of our common units contained in our registration statement on Form 8-A filed on April 24, 2007, and any subsequent amendments or reports filed for the purpose of updating such description.

        These reports contain important information about us, our financial condition and our results of operations.

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

MarkWest Energy Partners, L.P.
1515 Arapahoe Street, Tower 2, Suite 700
Denver, CO 80202-2126
Attention: Andrew L. Schroeder
(303) 925-9200

        We also make available free of charge on our internet website at http://www.markwest.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus and does not constitute a part of this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document. We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. You may read our filings on the SEC's website and at the SEC's Public Reference Room described above. Our common stock trades on the NYSE under the symbol "MWE." Reports that we file with the NYSE may be inspected and copied at the offices of the NYSE described above.

 FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference in this prospectus that are not historical facts are forward looking statements. We use words such as "could," "may," "predict," "should," "expect," "hope," "continue," "potential," "plan," "intend," "anticipate," "project," "believe," "estimate," and similar expressions to identify forward looking statements. These forward looking statements are made based upon management's expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward looking statements. We do not update publicly any forward looking statement with new information or future events. Investors are cautioned not to put undue reliance on forward looking statements as many of these factors are beyond our ability to control or predict. Please read "Risk Factors" in Item 1A. in our annual report on Form 10-K for the year ended December 31, 2008.

 ABOUT MARKWEST ENERGY PARTNERS

        We are a master limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation, marketing and storage of natural gas liquids, or NGLs; and the gathering and transportation of crude oil. We have extensive natural gas gathering, processing and transmission operations in the southwestern and Gulf Coast regions of the United States and are the largest natural gas processor in the Appalachian region. Our primary strategy is to expand our asset base through organic growth projects and selective acquisitions that are accretive to our cash available for distribution.

        Our principal executive offices are located at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202. We maintain a website at http://www.markwest.com. The information on our website is not part of this prospectus, and you should rely only on information contained in this prospectus or incorporated herein by reference when making an investment decision.

 RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our annual report on Form 10-K for the year ended December 31, 2008, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

 USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general corporate purposes, which may include, among other things:

  •
  paying or refinancing all or a portion of our indebtedness outstanding at the time; and

  •
  funding working capital, capital expenditures or acquisitions.

        The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIOS OF EARNINGS TO FIXED CHARGES

        The table below sets forth the ratios of earnings to fixed charges for us for the periods indicated.

	Year Ended December 31,
	2004	2005	2006	2007	2008
Ratio of Earnings to Fixed Charges	1.33X	(1)	2.27X	(2)	4.07X

    (1)
    Earnings were inadequate to cover fixed charges for the year ended December 31, 2005 by $5,859,000

    (2)
    Earnings were inadequate to cover fixed charges for the year ended December 31, 2007 by $56,490,000

        For purposes of computing the ratio of earnings to fixed charges, "earnings" is the aggregate of the following items:

  •
  pre-tax income or loss from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;

  •
  plus fixed charges;

  •
  plus distributed income of equity investees;

  •
  less capitalized interest; and

  •
  less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

        The term "fixed charges" means the sum of the following:

  •
  interest expense and capitalized interest, including amortization of premiums, discounts and capitalized expenses related to indebtedness (excluding write-off of capitalized expenses related to indebtedness); and

  •
  an estimate of the interest within rental expense.

 DESCRIPTION OF COMMON UNITS

The Units

        The common units and the Class A units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and Class A units in and to partnership distributions, please read "Cash Distribution Policy." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "Partnership Agreement."

Transfer Agent and Registrar

  Duties

        Wells Fargo Bank, N.A. serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

  •
  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner in our partnership;

  •
  agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

  •
  represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

  •
  grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

  •
  makes the consents and waivers contained in the partnership agreement.

        An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion. A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  •
  the right to assign the common unit to a purchaser or other transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  •
  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

  •
  may not receive some federal income tax information or reports furnished to record holders of common units.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "Partnership Agreement—Status as Limited Partner or Assignee."

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or applicable stock exchange regulations.

 DESCRIPTION OF OUR DEBT SECURITIES

General

        The debt securities will be:

  •
  our direct general obligations;

  •
  either senior debt securities or subordinated debt securities; and

  •
  issued under separate indentures among us and Wells Fargo Bank, National Association, as Trustee.

        MarkWest Energy Partners, L.P. may issue debt securities in one or more series, and MarkWest Energy Finance Corp. may be a co-issuer of one or more series of debt securities. MarkWest Energy Finance Corp. was incorporated under the laws of the State of Delaware in 2004, is wholly-owned by MarkWest Energy Partners, L.P., and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities will be limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this section "Description of the Debt Securities," the terms "we," "us," "our" and "issuers" refer jointly to MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corp., and the terms "MarkWest Energy Partners" and "MarkWest Finance" refer strictly to MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corp., respectively.

        If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  whether MarkWest Finance will be a co-issuer;

  •
  the guarantors of the debt securities, if any;

  •
  whether the debt securities are senior or subordinated debt securities;

  •
  the title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the assets, if any, that are pledged as security for the payment of the debt securities;

  •
  whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

  •
  the prices at which we will issue the debt securities;

  •
  the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

  •
  the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  •
  any conversion or exchange provisions;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any changes to or additional events of default or covenants; and

  •
  any other terms of the debt securities.

        We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

        If specified in the prospectus supplement respecting a series of debt securities, the subsidiaries of MarkWest Energy Partners specified in the prospectus supplement will unconditionally guarantee to each holder and the Trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series will be guaranteed by all wholly-owned subsidiaries other than "minor" subsidiaries as such term is interpreted in securities regulation governing financial reporting for guarantors. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

        The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the Senior Indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the Senior Indebtedness of MarkWest Energy Partners.

Consolidation, Merger or Asset Sale

        Each indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of the issuer's responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the issuer's covenants in the indenture.

        However, each indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer or other disposition of all or substantially all of an issuer's assets, including:

  •
  the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia;

  •
  the remaining or acquiring entity must assume the issuer's obligations under the indenture; and

  •
  immediately after giving effect to the transaction, no Default or Event of Default (as defined under "—Events of Default and Remedies" below) may exist.

        The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and the issuer will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

        Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

        We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

  •
  reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or change the fixed maturity of any debt security;

  •
  reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

  •
  reduce the rate of or change the time for payment of interest on any debt security;

  •
  waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

  •
  except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

  •
  make any debt security payable in currency other than that stated in the debt securities;

  •
  in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

  •
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

  •
  waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

  •
  except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

  •
  make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

        We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

  •
  to establish the form of terms of any series of debt securities;

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to provide for the assumption of an issuer's or guarantor's obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer's or guarantor's assets;

  •
  in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of Senior Indebtedness of MarkWest Energy Partners;

  •
  to add or release guarantors pursuant to the terms of the indenture;

  •
  to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, adversely affect the rights under the indenture of any holder of debt securities;

  •
  to evidence or provide for the acceptance of appointment under the indenture of a successor Trustee;

  •
  to add any additional Events of Default; or

  •
  to secure the debt securities and/or the guarantees.

Events of Default and Remedies

        "Event of Default," when used in an indenture, will mean any of the following with respect to the debt securities of any series:

  •
  failure to pay when due the principal of or any premium on any debt security of that series;

  •
  failure to pay, within 60 days of the due date, interest on any debt security of that series;

  •
  failure to pay when due any sinking fund payment with respect to any debt securities of that series;

  •
  failure on the part of the issuers to comply with the covenant described under "—Consolidation, Merger or Asset Sale";

  •
  failure to perform any other covenant in the indenture that continues for 30 days after written notice is given to the issuers;

  •
  certain events of bankruptcy, insolvency or reorganization of an issuer; or

  •
  any other Event of Default provided under the terms of the debt securities of that series.

        An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

        If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

        Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

        Neither indenture will limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. Each indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

        We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

        Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

        None of the past, present or future partners, incorporators, managers, members, directors, officers, employees, unitholders or stockholders of either issuer, the general partner of MarkWest Energy Partners or any guarantor will have any liability for the obligations of the issuers or any guarantors under either indenture or the debt securities or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective under federal securities laws, however.

Payment and Transfer

        The Trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

        If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the Trustee, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

        The Trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

        We will not be required:

  •
  to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

  •
  to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Provisions Relating only to the Senior Debt Securities

        The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

  Subordinated Debt Securities Subordinated to Senior Indebtedness

        The subordinated debt securities will rank junior in right of payment to all of the Senior Indebtedness of MarkWest Energy Partners. "Senior Indebtedness" will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

  Payment Blockages

        The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

  •
  we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

  •
  we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness of MarkWest Energy Partners within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

  •
  any other default on any Senior Indebtedness of MarkWest Energy Partners occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

  No Limitation on Amount of Senior Debt

        The subordinated indenture will not limit the amount of Senior Indebtedness that MarkWest Energy Partners may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

        The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC"), and registered in the name of DTC's nominee, Cede & Co. This means that we will not issue certificates to each holder. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

        Beneficial interests in global debt securities will be shown on, and transfers of beneficial interests in global debt securities will be made only through, records maintained by DTC and its participants.

        DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its Direct Participants are on file with the SEC.

        DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

        We will wire all payments on the global debt securities to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global debt securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

        It is DTC's current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by Direct Participants to owners of beneficial interests in the global debt securities, and voting by Direct Participants, will be governed by the customary practices between the Direct Participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the Direct Participants and not of DTC, the Trustee or us.

        Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the debt securities of a series to be represented by a global debt security.

Satisfaction and Discharge; Defeasance

        Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

  (a)
  either:

  (1)
  all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

  (2)
  all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

  (b)
  we have paid or caused to be paid all other sums payable by us under the indenture; and

  (c)
  we have delivered an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

The Trustee

        Wells Fargo Bank, National Association will be the initial Trustee under each indenture. We maintain a banking relation in the ordinary course of business with Wells Fargo, National Association and some of its affiliates.

  Limitations on Trustee if it is a Creditor

        Each indenture will limit the right of the Trustee thereunder, in the event that it becomes a creditor of an issuer or guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  Certificates and Opinions to be Furnished to Trustee

        Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the indenture, every application by us for action by the Trustee must be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

Governing Law

        Each indenture and all of the debt securities will be governed by the laws of the State of New York.

 CASH DISTRIBUTION POLICY

Distributions of Available Cash

        General.    Within 45 days after the end of each quarter, we distribute all of our available cash to our unitholders of record on the applicable record date. We will make distributions of available cash to all our unitholders (common and Class A), pro rata and we will make distributions of Hydrocarbon Available Cash (as defined below) pro rata to our common unitholders.

        Definition of Available Cash.    We define available cash in our amended and restated partnership agreement, and it generally means, for each fiscal quarter:

  •
  all cash and cash equivalents on hand at the end of the quarter (excluding cash at MarkWest Hydrocarbon);

  •
  less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments, or other agreements; or

  •
  provide funds for distributions to our unitholders for any one or more of the next four quarters;

  •
  plus all cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

        Hydrocarbon Available Cash.    Generally, Hydrocarbon Available Cash is defined as all cash and cash equivalents on hand derived from or attributable to our ownership of, or sale or other disposition of, the shares of common stock of MarkWest Hydrocarbon.

        Contractual Restrictions on Our Ability to Distribute Available Cash.    Our ability to distribute available cash is contractually restricted by the terms of our credit agreement. Our credit agreement contains covenants requiring us to maintain certain financial ratios and a minimum net worth. We are prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under our credit agreement. In addition, our credit agreement prohibits us from borrowing more than $0.75 per outstanding unit during any consecutive 12-month period for the purpose of making distributions to our unitholders. Our credit agreement provides that any amount so borrowed must be repaid once annually.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

 PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of the third amended and restated partnership agreement, which our general partner, MarkWest Energy GP, L.L.C. (the "General Partner"), adopted in connection with the merger with MarkWest Hydrocarbon, Inc. and is referred to herein as the "amended and restated partnership agreement."

        We summarize the following provisions of the amended and restated partnership agreement elsewhere in this prospectus:

  •
  with regard to cash available for distribution, please read "Cash Distribution Policy."

  •
  with regard to the transfer of Partnership common units, please read "Description of the Common Units—Transfer of Common Units."

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization and Duration

        We were organized on January 25, 2002 and will have a perpetual existence, unless dissolved in accordance with Article XII of the amended and restated partnership agreement.

Purpose

        Our purpose under the amended and restated partnership agreement is limited to serving as a member of our operating company, MarkWest Energy Operating Company, L.L.C., which were refer to as "Opco," and engaging in any business activities that may be engaged in by Opco or that are approved by the General Partner. All of our operations are conducted through Opco and its subsidiaries or MarkWest Hydrocarbon. We own 100% of the outstanding membership interest of Opco and 100% of the outstanding common stock of MarkWest Hydrocarbon. The limited liability company agreement of Opco provides that Opco may, directly or indirectly, engage in:

  •
  its operations as conducted immediately before our initial public offering;

  •
  any other activity approved by the General Partner but only to the extent that the General Partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code; or

  •
  any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect our treatment as a partnership for federal income tax purposes.

        The General Partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner, and each person who acquires one of our common units from one of our unitholders and executes and delivers a transfer application, grants to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the General Partner the authority to amend, and to make consents and waivers under, the amended and restated partnership agreement subject to the terms thereof.

Capital Contributions

        Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Partnership Class A Units

        Class A units represent limited partner interests in us and have identical rights and obligations of our common units except that Class A units (a) do not have the right to vote on, approve or disapprove, or otherwise consent to or not consent to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law and (b) do not share in any cash and cash equivalents on hand, income, gains, losses, deductions and credits that are derived from or attributable to our ownership of, or sale or disposition of, the shares of MarkWest Hydrocarbon common stock.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the amended and restated partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units in us plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to approve some amendments to the amended and restated partnership agreement; or

  •
  to take other action under the amended and restated partnership agreement constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the General Partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner based on the limited partner's conduct. Neither the amended and restated partnership agreement nor the Delaware Act specifically provides for legal recourse against the General Partner if a limited partner were to lose limited liability through any fault of the General Partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of us, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to us, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the amended and restated partnership agreement.

        Our subsidiaries conduct business in multiple states. Maintenance of our limited liability as a member of Opco may require compliance with legal requirements in the jurisdictions in which Opco conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interest in Opco or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve some amendments to the amended and restated partnership agreement, or to take other action under the amended and restated partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. We will operate in a manner that the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following matters specified below require a vote of our unitholders.

Election of directors of the General Partner	Plurality of the votes cast at meetings of the limited partners.
Amendment of the amended and restated partnership agreement

Certain amendments may be made by the General Partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding common units. Please read "—Amendment of the Amended and Restated Partnership Agreement."

Merger or the sale of all or substantially all of our assets	Majority of our outstanding common units. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of us	Majority of our outstanding common units. Please read "—Termination and Dissolution."
Amendment of the limited liability company agreement and other action taken by us as sole member of Opco

Majority of our outstanding common units if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read "—Action Relating to the Operating Company."

Issuance of Additional Securities

        The amended and restated partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by the General Partner in its sole discretion without the approval of our unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units in us or other equity securities. Holders of any additional common units in us that we issue will be entitled to share equally with the then-existing holders of our common units in distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of our common units in our net assets.

        In accordance with Delaware law and the provisions of the amended and restated partnership agreement, we may also issue additional partnership interests that, in the sole discretion of the General Partner, have special voting rights to which holders of our common units are not entitled.

Amendment of the Amended and Restated Partnership Agreement

        General.    Amendments to the amended and restated partnership agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion, except as discussed below. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner must seek written approval of the holders of the number of our common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding common units.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to the General Partner or any of its affiliates without the consent of the General Partner, which may be given or withheld in its sole discretion;

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  change the term of the Partnership;

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  provide that we are not dissolved upon an election to dissolve us by the General Partner that is approved by a majority of outstanding common units; or

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  give any person the right to dissolve us other than the General Partner's right to dissolve us with the approval of a majority of our outstanding common units.

        The provision of the amended and restated partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of our outstanding common units voting together as a single class.

        No Partnership Unitholder Approval.    The General Partner may generally make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal, or removal of partners, as applicable, in accordance with the amended and restated partnership agreement;

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  a change that, in the sole discretion of the General Partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of us, Opco and its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or the General Partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of the General Partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

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  any amendment expressly permitted in the amended and restated partnership agreement to be made by the General Partner acting alone;

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  an amendment effected, necessitated or contemplated by a redemption and merger agreement that has been approved in accordance with the terms of the amended and restated partnership agreement;

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  any amendment that, in the discretion of the General Partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the amended and restated partnership agreement;

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  a merger or conveyance the sole purpose of which is to effect a change in the legal form of us to another limited liability entity;

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  a change in our fiscal year or taxable year and related changes; or

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, the General Partner may make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the general partner:

  •
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

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  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the General Partner deems to be in our best interest and the best interest of the limited partners;

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  are necessary or advisable for any action taken by the General Partner relating to splits or combinations of units under the provisions of the amended and restated partnership agreement; or

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  are required to effect the intent of the provisions of the amended and restated partnership agreement or are otherwise contemplated by the amended and restated partnership agreement.

        Opinion of Counsel and Partnership Unitholder Approval.    The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in us being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Partnership Unitholder Approval" should occur. No other amendments to the amended and restated partnership agreement will become effective without the approval of holders of at least 90% of the outstanding Partnership common units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners or cause us, Opco or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

        Amendments requiring 80% of the Outstanding Partnership Common Units.    Any amendments regarding provisions dealing with amendments to the amended and restated partnership agreement, limited partner meetings and related to election of the directors of the General Partner board at annual meetings, quorum, action without a meeting and voting rights cannot be amended without 80% of our outstanding common units voting in favor of such amendments.

Action Relating to the Operating Company

        Without the approval of the holders of a majority of our outstanding common units, the General Partner is prohibited from consenting on our behalf, as the sole member of Opco, to any amendment to the limited liability company agreement of Opco or taking any action on our behalf permitted to be taken by a member of Opco in each case that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

        The amended and restated partnership agreement generally prohibits the General Partner, without the prior approval of the holders of a majority of our outstanding common units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries as a whole. The General Partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. The General Partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval.

        If conditions specified in the amended and restated partnership agreement are satisfied, the General Partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity. Our unitholders are not entitled to appraisal rights under the amended and restated partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event for such purpose.

Termination and Dissolution

        We will continue as a limited partnership until terminated under the amended and restated partnership agreement. We will dissolve upon:

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  the election of the General Partner to dissolve us, if approved by the holders of a majority of our outstanding common units;

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  the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

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  the entry of a decree of judicial dissolution of us; or

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  the withdrawal of the General Partner in violation of the amended and restated partnership agreement and the successor general partner is not admitted.

Liquidation and Distribution of Proceeds

        Upon our dissolution, the liquidator authorized to wind up our affairs will, acting with all of the powers of the General Partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

No Withdrawal or Removal of the General Partner

        The General Partner cannot withdraw or cannot be removed at any time for any reason. Any attempt of withdrawal or removal of the General Partner will be null and void. Nonetheless, if the General Partner withdraws in violation of the amended and restated partnership agreement:

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  the withdrawing General Partner must give 90 days notice to the limited partners;

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  the successor general partner will be elected by a plurality of the votes of our unitholders at a special meeting or an annual meeting;

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  the successor general partner elected will be admitted to the Partnership as the general partner effective immediately prior to the withdrawal of the predecessor general partner;

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  the successor general partner elected will automatically become the successor general partner or managing member of our subsidiaries; and

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  if the successor general partner is elected, we will not be dissolved and the successor general partner will continue the business of us.

Transfer of General Partner Interests

        The General Partner interests cannot be transferred to any person for any reason. So long as we are a limited partnership, 100% of the General Partner interests will be owned by the Partnership or one or more of its wholly owned subsidiaries.

Change of Management Provisions

        The amended and restated partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove MarkWest Energy GP, L.L.C. as the general partner or otherwise change management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group who acquires the units with the prior approval of the General Partner board.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of our common units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Our common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the General Partner at the written direction of the record holder. Absent direction of this kind, our common units will not be voted.

        Any action that is required or permitted to be taken by unitholders may be taken either at a meeting of our unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of our unitholders may be called by the General Partner or by our unitholders owning at least 20% of our outstanding common units. Our unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding common units, represented in person or by proxy, will constitute a quorum unless any action by our unitholders requires approval by holders of a greater percentage of our common units, in which case the quorum will be the greater percentage.

        However, if at any time any person or group, other than the General Partner and its affiliates, or a direct or subsequently approved transferee of the General Partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Our common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of our common units under the amended and restated partnership agreement will be delivered to the record holder by us or by the transfer agent.

        The annual meeting of the limited partners holding our common units will be held in June each year or on such other date and time as may be fixed from time to time by the General Partner. Notice of the annual meeting will be given between ten days and 60 days prior to the meeting date. The limited partners holding our common units will vote together as a single class. The limited partners entitled to vote will elect by plurality of the votes cast at such meeting the directors of the General Partner. Each of our common units is entitled to one vote for each of our common units that is registered in the name of the limited partner on the record date for the meeting. The General Partner, the Partnership or their affiliates cannot vote their units that they are otherwise entitled to vote, and those units are not considered to be outstanding for purposes of determining a quorum.

Board of Directors

        The number of directors of the General Partner board will be between seven and eleven, but the number of the directors may be changed by the majority of the directors of the General Partner board so long as the decrease in number does not shorten the term of any incumbent director. Unless otherwise previously elected at a special meeting, at each annual meeting of the limited partners, the directors will be elected to hold office until the next annual meeting. Each director will hold office for the term for which such director is elected or until such director's earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining directors then in office. A director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office. If the SEC promulgates a rule that provides for nominations by the stockholders of publicly traded companies of persons for election to the board of directors, the Partnership and the General Partner will adopt such rule as applied to a corporation without regard to any exemptions provided to limited partnerships.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability," our common units will be fully paid, and our unitholders will not be required to make additional contributions.

        An assignee of one of our common units, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. The General Partner will vote and exercise other powers attributable to our common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read "—Meetings; Voting" above. Transferees that do not execute and deliver a transfer application will not be treated as assignees nor as record holders of our common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of our common units. Please read "Description of the Common Units—Transfer of Common Units."

Non-citizen Assignees; Redemption

        If the we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the General Partner determines, with the advice of counsel, after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee and the General Partner will be substituted for such non citizen assignee as the limited partner in respect of his limited partner interests. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under the amended and restated partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  the General Partner;

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  any person who is or was an affiliate of the General Partner or any departing general partner;

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  any person who is or was a member, partner, officer, director, employee, agent or trustee of us, Opco, any of their subsidiaries, the General Partner or any affiliate of us, Opco or any of their subsidiaries; or

  •
  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will only be out of our assets. The General Partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with our activities, regardless of whether we would have the power to indemnify the person against liabilities under the amended and restated partnership agreement.

Books and Reports

        The General Partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect the Partnership's Books and Records

        The amended and restated partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each limited partner;

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  a copy of our tax returns;

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  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each limited partner and the date on which each became a limited partner;

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  copies of the amended and restated partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

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  information regarding the status of our business and financial condition; and

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  any other information regarding our affairs as is just and reasonable.

        The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in our or our subsidiaries' best interests, could damage us or our subsidiaries or which we or our subsidiaries are required by law or by agreements with third parties to keep confidential.

 MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based on current provisions of the Internal Revenue Code, existing and proposed regulations to the extent noted and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are to MarkWest Energy Partners and the operating partnership.

        This section does not address all federal income tax matters that affect us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter that affects us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

          (1)   the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales");

          (2)   whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

          (3)   whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 4% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based on the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations set forth below, MarkWest Energy Partners will be classified as a partnership for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied are:

          (a)   Neither we nor the operating partnership has elected or will elect to be treated as a corporation; and

          (b)   For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

          (c)   Each hedging transaction that we treated as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that MarkWest Energy Partners will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of MarkWest Energy Partners will be treated as partners of MarkWest Energy Partners for federal income tax purposes. Also:

          (a)   assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

          (b)   unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of MarkWest Energy Partners for federal income tax purposes.

        As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in MarkWest Energy Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him.

        Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Cash distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. To the extent that cash distributions made by us cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder estate, trust or a corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations), to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss suspended by the at risk or basis limitation in excess of that gain is no longer utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitation on the deductability of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or salary or active business income. Similarly, a unitholder's share of our net income may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributable to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that amount of loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and then to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder who purchases common units in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future "reverse Section 704(c) Allocations," similar to Section 704(c) Allocations described above, will be made to holders of partnership immediately prior to such other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us and it belongs only to the purchaser and not to other unitholders. Please also read, however, "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction." For purposes of this discussion, a unitholder's inside basis in our assets has two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we have adopted), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "—Tax Treatment of Operations—Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Tax Treatment of Operations—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Initial Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to any offering will be borne by our unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We were not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as long-term capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2010 and 20% thereafter (absent new legislation extending the current rate). However, a portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders as well as unitholders whose interest may vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of substantial penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effective connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with the unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder of a publicly traded partnership generally will be subject to U.S. federal income tax upon the sale or disposition of a unit to the extent of the unitholder's share of the partnership's U.S. real property holdings if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of the units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Therefore, foreign unitholders may be subject to federal income tax on the gain from the sale or disposition of their units.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names MarkWest Energy GP, L.L.C. as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b)   whether the beneficial owner is

            (1)   a person that is not a United States person,

            (2)   a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

            (3)   a tax-exempt entity;

          (c)   the amount and description of units held, acquired or transferred for the beneficial owner; and

          (d)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

        (1)   for which there is, or was, "substantial authority," or

        (2)   as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists but for which a reasonable basis for the tax treatment of such item exists, we must disclose the relevant facts on our return. In such a case, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," a term that in this context does not appear to include us.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy Related Penalties,"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

State, Local and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in ten states, most of which impose income taxes. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. We may also own property or do business in other jurisdictions in the future. You may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement. You will be required, however, to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdiction and localities, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state, local or foreign as well as United States federal tax returns, that may be required of him.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

 INVESTMENT IN MARKWEST ENERGY PARTNERS BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

          (a)   whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

          (b)   whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

          (c)   whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

          (a)   the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws,

          (b)   the entity is an "operating company," that is, it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or

          (c)   there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

        Plan fiduciaries contemplating a purchase of common units are urged to consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

 PLAN OF DISTRIBUTION

        Under this prospectus, we intend to offer our securities to the public:

  •
  through one or more broker-dealers;

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  through underwriters; or

  •
  directly to investors.

        We will fix a price or prices of our securities at:

  •
  market prices prevailing at the time of any sale under this registration statement;

  •
  prices related to market prices; or

  •
  negotiated prices.

        We may change the price of the securities offered from time to time.

        We will pay or allow distributors' or sellers' commissions that will not exceed those customary in the types of transactions involved. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

  •
  in or through one or more transactions (which may involve crosses and block transactions) or distributions;

  •
  on the New York Stock Exchange;

  •
  in the over-the-counter market; or

  •
  in private transactions.

        Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

        To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions we will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

        Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

        We may offer our units into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

        The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

        Because FINRA views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2810 of the NASD Conduct Rules.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

        In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

 LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Vinson & Elkins L.L.P. and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2008 and the effectiveness of MarkWest Energy Partners, L.P. and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Starfish Pipeline Company, LLC as of December 31, 2007 and for each of the two years in the period ended December 31, 2007 incorporated in this prospectus by reference to MarkWest Energy Partners, L.P.'s annual report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to significant transactions and relationships with affiliated entities as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

PROSPECTUS

         7,808,142 Common Units

MarkWest Energy Partners, L.P.

Representing Limited Partner Interests

        Up to 7,808,142 of our common units may be offered from time to time by the selling unitholders named in this prospectus. We are registering the offer and sale of the common units to satisfy registration rights that we have granted to the selling unitholders. The selling unitholders may sell the common units at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of methods. We are not selling any common units under this prospectus and will not receive any proceeds from the sale of common units by the selling unitholders. Each of the selling unitholders acquired the units offered hereby on February 21, 2008 in exchange for Class B units in our general partner or Common Stock of MarkWest Hydrocarbon, Inc. The selling unitholders include certain officers, directors and employees of our general partner or affiliates. Please see "Selling Unitholders."

        Our common units are traded on the New York Stock Exchange under the symbol "MWE." On May 22, 2008, the last reported sale price of our common units on the New York Stock Exchange was $36.35 per common unit.

        Investing in our common units involves risks. Please read "Risk Factors" beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2008

i

PLAN OF DISTRIBUTION	38
VALIDITY OF THE COMMON UNITS	40
EXPERTS	40
WHERE YOU CAN FIND MORE INFORMATION	41
FORWARD LOOKING STATEMENTS	42

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell our common units. You should assume that the information contained or incorporated by reference in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") for a continuous offering. Under this prospectus, the selling unitholders may, from time to time, sell the shares of our common units described in this prospectus in one or more offerings. This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so modified will be deemed to constitute a part of this prospectus.

        Additional information, including our financial statements for the year ended December 31, 2007 and the notes related thereto, is incorporated by reference to our reports filed with the SEC. In addition, the registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the selling unitholders and the common units offered under this prospectus. The registration statement, including the exhibits, and our reports filed with the SEC can be read on the SEC website or at the SEC office described under the heading "Where You Can Find More Information."

        MarkWest Energy Partners, L.P., MarkWest Hydrocarbon, Inc., our logo and other trademarks mentioned in this prospectus are the property of their respective owners.

ii

 PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus and any information incorporated herein by reference carefully, including the historical financial statements and notes thereto incorporated by reference from our most recent annual report and our pro forma financial statements and notes thereto and the historical financial statements of MarkWest Hydrocarbon, Inc. and the notes related thereto, each of which is incorporated by reference from our current report on Form 8-K filed March 14, 2008. You should read "Risk Factors" beginning on page 2 for more information about important factors that you should consider before buying common units

        Unless the context otherwise requires, references in this prospectus to "MarkWest Energy," "the Partnership," "we," "us," "our" or "ours" refer to MarkWest Energy Partners, L.P., together with its consolidated subsidiaries. When the context requires, we refer to these entities separately. References in this prospectus to "MarkWest Hydrocarbon" refer to MarkWest Hydrocarbon, Inc. and its direct and indirect consolidated subsidiaries. Unless otherwise noted or the context otherwise requires, the descriptions of capitalization, distributions and per unit information contained herein give effect to a 2-for-1 unit split effective as of February 28, 2007.

 MARKWEST ENERGY PARTNERS, L.P.

Overview

        We are a publicly traded Delaware limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation, marketing and storage of NGLs; and the gathering and transportation of crude oil. We conduct our operations in three geographic areas: the Southwest; the Northeast and the Gulf Coast. For more information on these geographical areas, see "Business—Business Strategy" incorporated by reference from our most recent annual report.

        We generate revenues by providing gathering, processing, transportation, fractionation, and storage services. We believe that our numerous fee-based contracts and our active commodity risk management program provide us with stable cash flows. As a publicly traded partnership, we have access to, and regularly utilize, both equity and debt capital markets as a source of financing, as well as that provided by our credit facility and the ability to use common units in connection with acquisitions. Our limited partnership structure also provides tax advantages to our unitholders.

        Our common units are traded on the New York Stock Exchange under the symbol "MWE." Our principal executive offices are located at 1515 Arapahoe St., Tower II, Suite 700, Denver, Colorado 80202 and our phone number is (303) 925-9200. We maintain a website at http://www.markwest.com. Except for information specifically incorporated by reference into this prospectus that may be accessed from our website, the information on our website is not part of this prospectus, and you should rely only on information contained or incorporated by reference in this prospectus when making a decision as to whether or not to invest in our common units.

1

 RISK FACTORS

        An investment in our units involves risks. You should carefully consider all of the information contained in or incorporated by reference in this prospectus and additional information which may be incorporated by reference in this prospectus or any prospectus supplement in the future as provided under "Where You Can Find More Information," including our annual reports on Form 10-K and quarterly reports on Form 10-Q, including the risk factors described under "Risk Factors" in such reports. This prospectus also contains forward looking statements that involve risks and uncertainties. Please read "Forward Looking Statements." Our actual results could differ materially from those anticipated in the forward looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

2

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of common units by the selling unitholders.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        Our common units have been listed on the New York Stock Exchange ("NYSE"), under the symbol "MWE" since May 2, 2007. Prior to May 2, 2007, our common units were listed on the American Stock Exchange ("AMEX"), under the symbol "MWE." The following table sets forth the high and low sales prices of the common units as reported by AMEX or NYSE, as applicable, as well as the amount of cash distributions paid per quarter.

        On January 25, 2007, the board of directors of our general partner declared a two-for-one unit split, which became effective February 28, 2007. For all periods presented, all references to the number of units and per unit net income and distribution amounts included in this report have been adjusted to give the effect for the unit split.

Quarter Ended	High	Low	Distributions Per Unit	Record Date	Payment Date
Through May 22, 2008	$37.41	$30.72	—	—	—
March 31, 2008	$36.98	$29.53	$0.600	May 5, 2008	May 15, 2008
December 31, 2007	$34.71	$29.55	$0.570	February 5, 2008	February 14, 2008
September 30, 2007	$37.25	$29.78	$0.550	November 8, 2007	November 14, 2007
June 30, 2007	$38.00	$33.27	$0.530	August 8, 2007	August 14, 2007
March 31, 2007	$36.45	$28.51	$0.510	May 9, 2007	May 15, 2007
December 31, 2006	$29.95	$23.38	$0.500	February 8, 2007	February 14, 2007
September 30, 2006	$24.75	$20.50	$0.485	November 3, 2006	November 14, 2006
June 30, 2006	$23.33	$19.75	$0.460	August 7, 2006	August 14, 2006
March 31, 2006	$24.00	$21.76	$0.435	May 5, 2006	May 15, 2006

        The last reported sale price of the common units on the New York Stock Exchange on May 22, 2008 was $36.35. As of May 22, 2008, there were 189 holders of record of our common units.

3

 CASH DISTRIBUTION POLICY

Distributions of Available Cash

        General.    Within 45 days after the end of each quarter, the Partnership distributes all of its available cash to Partnership unitholders of record on the applicable record date. The Partnership will make distributions of available cash to all Partnership unitholders (common and Class A), pro rata and the Partnership will make distributions of Hydrocarbon Available Cash pro rata to Partnership common unitholders.

        Definition of Available Cash.    The Partnership defines available cash in its amended and restated partnership agreement, and it generally means, for each fiscal quarter:

  •
  all cash and cash equivalents on hand at the end of the quarter (excluding cash at MarkWest Hydrocarbon);

  •
  less the amount of cash that the General Partner determines in its reasonable discretion is necessary or appropriate to:

  •
  provide for the proper conduct of the Partnership's business;

  •
  comply with applicable law, any of the Partnership's debt instruments, or other agreements; or

  •
  provide funds for distributions to the Partnership unitholders for any one or more of the next four quarters;

  •
  plus all cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under the Partnership's revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

        Hydrocarbon Available Cash.    Generally, Hydrocarbon Available Cash is defined as all cash and cash equivalents on hand derived from or attributable to the Partnership's ownership of, or sale or other disposition of, the shares of common stock of MarkWest Hydrocarbon.

        Contractual Restrictions on the Partnership's Ability to Distribute Available Cash.    The Partnership's ability to distribute available cash is contractually restricted by the terms of the Partnership's credit facilities. The Partnership's credit facilities contain covenants requiring it to maintain certain financial ratios and a minimum net worth. The Partnership is prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under the Partnership's credit facilities. In addition, the Partnership's credit facilities prohibit the Partnership from borrowing more than $0.375 per outstanding unit during any consecutive 12-month period for the purpose of making distributions to the Partnership unitholders. The Partnership's credit facilities provide that any amount so borrowed must be repaid once annually.

Distributions of Cash Upon Liquidation

        If the Partnership dissolves in accordance with the amended and restated partnership agreement, the Partnership will sell or otherwise dispose of its assets in a process called liquidation. The Partnership will first apply the proceeds of liquidation to the payment of its creditors. The Partnership will distribute any remaining proceeds to the Partnership unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

4

 SELLING UNITHOLDERS

        This prospectus covers the offering for resale of up to 7,808,142 common units by selling unitholders. Each of the selling unitholders acquired its units on February 21, 2008 in exchange for Class B units in our general partner or common stock of MarkWest Hydrocarbon, Inc. pursuant to a contribution agreement or in connection with our merger and redemption with MarkWest Hydrocarbon, Inc. See "Item I.Business—Recent Developments," incorporated by reference in this prospectus from our annual report on Form 10-K for the year ended December 31, 2007. We are registering the common units described below pursuant to registration rights agreements entered into by us and the selling unitholders in connection with such transaction.

        No offer or sale may be made by a unitholder unless that unitholder is listed in the table below. The selling unitholders may sell all, some or none of the common units covered by this prospectus. Please read "Plan of Distribution." We will bear all costs, fees and expenses incurred in connection with the registration of the common units offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common units will be borne by the selling unitholders.

        No such sales may occur unless this prospectus has been declared effective by the SEC, and remains effective at the time such selling unitholder offers or sells such common units. We are required to update this prospectus to reflect material developments in our business, financial position and results of operations.

        The following table sets forth, the name of each selling unitholder, the amount of common units owned and the percentage of common units outstanding owned by each selling unitholder prior to the offering, the number of common units being offered for each selling unitholder's account, and the amount to be owned and the percentage of common units outstanding owned by each selling unitholder following the completion of the offering (assuming each selling unitholder sells all of the common units covered by this prospectus). The percentages of common units outstanding have been calculated based on 50,876,295 common units outstanding as of March 13, 2008. Unless otherwise indicated, each of the selling unitholders has served as an officer, director or other employee of our general partner or other affiliates during the past three years.

        We have prepared the table and the related notes based on information supplied to us by the selling unitholders. We have not sought to verify such information. Additionally, some or all of the selling unitholders may have sold or transferred some or all of the units listed below in exempt or

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non-exempt transactions since the date on which the information was provided to us. Other information about the selling unitholders may change over time.

	Common Units Owned Prior to this Offering					Common Units Owned Following this Offering
Name of Selling Unitholder	Number		Percentage Owned	Units Offered in this Offering		Number	Percentage Owned
MWHC Holding, Inc.(1)	6,222,467		12.2	6,222,467		—	—
John Fox(2)	939,062	(3)	1.8	839,467	(3)	99,595	*
Frank Semple(4)	222,576		*	183,717		38,859	*
Randy Nickerson(5)	128,288		*	110,101		18,187	*
John Mollenkopf(6)	130,214		*	110,101		20,113	*
Denney & Denney Capital, LLLP(7)	179,974		*	179,974		—	—
Don Heppermann(8)	150,457		*	91,859		58,598	*
Andrew Schroeder(9)	25,233		*	18,372		6,861	*
Nancy Buese(10)	26,569		*	15,372		11,197	*
Kevin Kubat(11)	18,923		*	13,763		5,160	*
Jan Kindrick(11)	19,956		*	13,763		6,193	*
C. Corwin Bromley(12)	20,170		*	9,186		10,984	*

Total	8,083,889		15.9	7,808,142		275,747	*

*Less than 1%

(1)
Mr. Fox, Chairman of the board of directors of our general partner, and his spouse are the sole directors of MWHC Holding, Inc. and exercise voting and dispositive power over such units. Ms. Mounsey, a director of our general partner, owns a non-controlling interest in MWHC Holding, Inc.

(2)
Mr. Fox serves as Chairman of the board of directors of our general partner.

(3)
Includes 427,980 units held jointly with his spouse and 1,865 units held through Bode Blanco, L.L.C., for which Mr. Fox exercises voting and dispositive power. Does not include 6,222,467 units held by MWHC Holding, Inc. See note (1) above.

(4)
Mr. Semple serves as President, Chief Executive Officer and a director of our general partner.

(5)
Mr. Nickerson serves as a Senior Vice President and Chief Commercial Officer of our general partner.

(6)
Mr. Mollenkopf serves as a Senior Vice President and Chief Operations Officer of our general partner.

(7)
Arthur J. Denney and Barbara J. Denney are the sole general partners of Denney & Denney Capital, LLLP and exercise voting and dispositive power over such units.

(8)
Mr. Heppermann serves as a director of our general partner.

(9)
Mr. Schroeder serves as Vice President Finance, Treasurer and Assistant Secretary of our general partner.

(10)
Ms. Buese serves as a Senior Vice President and Chief Financial Officer of our general partner.

(11)
Such unitholder is an employee of an affiliate of the Partnership.

(12)
Mr. Bromley serves as a Senior Vice President, General Counsel and Secretary of our general partner.

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 PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of the third amended and restated partnership agreement, which is referred to herein as the "amended and restated partnership agreement."

        We summarize the following provisions of the amended and restated partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Cash Distribution Policy" on page 4;

  •
  with regard to the transfer of Partnership common units, please read "Description of the Common Units—Transfer of Common Units" beginning on page 36; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences" beginning on page 18.

Organization and Duration

        The Partnership was organized on January 25, 2002 and will have a perpetual existence, unless dissolved in accordance with Article XII of the amended and restated partnership agreement.

Purpose

        The purpose of the Partnership under the amended and restated partnership agreement is limited to serving as a member of our operating company, MarkWest Energy Operating Company, L.L.C., which were refer to as "Opco," and engaging in any business activities that may be engaged in by Opco or that are approved by the General Partner. All of the Partnership's operations are conducted through Opco and its subsidiaries or MarkWest Hydrocarbon. The Partnership owns 100% of the outstanding membership interest of Opco and 100% of the outstanding common stock of MarkWest Hydrocarbon. The limited liability company agreement of Opco provides that Opco may, directly or indirectly, engage in:

  •
  its operations as conducted immediately before the Partnership's initial public offering;

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  any other activity approved by the General Partner but only to the extent that the General Partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code; or

  •
  any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect the Partnership's treatment as a partnership for federal income tax purposes.

        The General Partner is authorized in general to perform all acts deemed necessary to carry out the Partnership's purposes and to conduct the Partnership's business.

Power of Attorney

        Each limited partner, and each person who acquires a Partnership common unit from a Partnership unitholder and executes and delivers a transfer application, grants to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the Partnership's qualification, continuance or dissolution. The power of attorney also grants the General Partner the authority to amend, and to make consents and waivers under, the amended and restated partnership agreement subject to the terms thereof.

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 Capital Contributions

        Partnership unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Partnership Class A Units

        Class A units represent limited partner interests in the Partnership and have identical rights and obligations of the Partnership common units except that Class A units (a) do not have the right to vote on, approve or disapprove, or otherwise consent to or not consent to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law and (b) do not share in any cash and cash equivalents on hand, income, gains, losses, deductions and credits that are derived from or attributable to the Partnership's ownership of, or sale or disposition of, the shares of MarkWest Hydrocarbon common stock.

Limited Liability

        Assuming that a limited partner does not participate in the control of the Partnership's business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the amended and restated partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to the Partnership for his Partnership common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to approve some amendments to the amended and restated partnership agreement; or

  •
  to take other action under the amended and restated partnership agreement constituted "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then the limited partners could be held personally liable for the Partnership's obligations under the laws of Delaware, to the same extent as the General Partner. This liability would extend to persons who transact business with the Partnership who reasonably believe that a limited partner is a general partner based on the limited partner's conduct. Neither the amended and restated partnership agreement nor the Delaware Act specifically provides for legal recourse against the General Partner if a limited partner were to lose limited liability through any fault of the General Partner. While this does not mean that a limited partner could not seek legal recourse, the Partnership knows of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the Partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the Partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the amended and restated partnership agreement.

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        The Partnership's subsidiaries conduct business in multiple states. Maintenance of the Partnership's limited liability as a member of Opco may require compliance with legal requirements in the jurisdictions in which Opco conducts business, including qualifying the Partnership's subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If, by virtue of the Partnership's membership interest in Opco or otherwise, it were determined that the Partnership were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve some amendments to the amended and restated partnership agreement, or to take other action under the amended and restated partnership agreement constituted "participation in the control" of the Partnership's business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership's obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. The Partnership will operate in a manner that the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following matters require the Partnership unitholder vote specified below.

Election of directors of the General Partner	Plurality of the votes cast at meetings of the limited partners.
Amendment of the amended and restated partnership agreement
Certain amendments may be made by the General Partner without the approval of the Partnership unitholders. Other amendments generally require the approval of a majority of outstanding Partnership common units. Please read "—Amendment of the Amended and Restated Partnership Agreement" beginning on page 10.
Merger or the sale of all or substantially all of the Partnership's assets	Majority of outstanding Partnership common units. Please read "—Merger, Sale or Other Disposition of Assets" beginning on page 12.
Dissolution of the Partnership	Majority of outstanding Partnership common units. Please read "—Termination and Dissolution" on page 13.
Amendment of the limited liability company agreement and other action taken by the Partnership as sole member of Opco
Majority of outstanding Partnership common units if such amendment or other action would adversely affect the Partnership's limited partners (or any particular class of limited partners) in any material respect. Please read "—Action Relating to the Operating Company" on page 12.

Issuance of Additional Securities

        The amended and restated partnership agreement authorizes the Partnership to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the

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consideration and on the terms and conditions established by the General Partner in its sole discretion without the approval of the Partnership unitholders.

        It is possible that the Partnership will fund acquisitions through the issuance of additional Partnership common units or other equity securities. Holders of any additional Partnership common units the Partnership issues will be entitled to share equally with the then-existing holders of Partnership common units in the Partnership's distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of Partnership common units in the Partnership's net assets.

        In accordance with Delaware law and the provisions of the amended and restated partnership agreement, the Partnership may also issue additional partnership securities interests that, in the sole discretion of the General Partner, have special voting rights to which the Partnership common units are not entitled.

Amendment of the Amended and Restated Partnership Agreement

        General.    Amendments to the amended and restated partnership agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion, except as discussed below. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner must seek written approval of the holders of the number of Partnership common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of outstanding Partnership common units.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner or any of its affiliates without the consent of the General Partner, which may be given or withheld in its sole discretion;

  •
  change the term of the Partnership;

  •
  provide that the Partnership is not dissolved upon an election to dissolve the Partnership by the General Partner that is approved by a majority of outstanding common units; or

  •
  give any person the right to dissolve the Partnership other than the General Partner's right to dissolve the Partnership with the approval of a majority of outstanding common units.

        The provision of the amended and restated partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding Partnership common units voting together as a single class.

        No Partnership Unitholder Approval.    The General Partner may generally make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in the Partnership's name, the location of the Partnership's principal place of business, the Partnership's registered agent or the Partnership's registered office;

  •
  the admission, substitution, withdrawal, or removal of partners, as applicable, in accordance with the amended and restated partnership agreement;

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  •
  a change that, in the sole discretion of the General Partner, is necessary or advisable for the Partnership to qualify or to continue the Partnership's qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of the Partnership, Opco and its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of the Partnership's counsel, to prevent the Partnership or the General Partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of the General Partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

  •
  any amendment expressly permitted in the amended and restated partnership agreement to be made by the General Partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a redemption and merger agreement that has been approved in accordance with the terms of the amended and restated partnership agreement;

  •
  any amendment that, in the discretion of the General Partner, is necessary or advisable for the formation by the Partnership of, or the Partnership's investment in, any corporation, partnership or other entity, as otherwise permitted by the amended and restated partnership agreement;

  •
  a merger or conveyance the sole purpose of which is to effect a change in the legal form of the Partnership to another limited liability entity;

  •
  a change in the Partnership's fiscal year or taxable year and related changes; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, the General Partner may make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the general partner:

  •
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  •
  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the General Partner deems to be in the Partnership's best interest and the best interest of the limited partners;

  •
  are necessary or advisable for any action taken by the General Partner relating to splits or combinations of units under the provisions of the amended and restated partnership agreement; or

  •
  are required to effect the intent of the provisions of the amended and restated partnership agreement or are otherwise contemplated by the amended and restated partnership agreement.

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        Opinion of Counsel and Partnership Unitholder Approval.    The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the Partnership's being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Partnership Unitholder Approval" should occur. No other amendments to the amended and restated partnership agreement will become effective without the approval of holders of at least 90% of the outstanding Partnership common units unless the Partnership obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of the Partnership's limited partners or cause the Partnership, Opco or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

        Amendments requiring 80% of the Outstanding Partnership Common Units.    Any amendments regarding provisions dealing with amendments to the amended and restated partnership agreement, limited partner meetings and related to election of the directors of the General Partner board at annual meetings, quorum, action without a meeting and voting rights cannot be amended without 80% of the outstanding Partnership common units voting in favor of such amendments.

Action Relating to the Operating Company

        Without the approval of the holders of a majority of the outstanding Partnership common units, the General Partner is prohibited from consenting on the Partnership's behalf, as the sole member of Opco, to any amendment to the limited liability company agreement of Opco or taking any action on the Partnership's behalf permitted to be taken by a member of Opco in each case that would adversely affect the Partnership's limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

        The amended and restated partnership agreement generally prohibits the General Partner, without the prior approval of the holders of a majority of the outstanding Partnership common units, from causing the Partnership to, among other things, sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on the Partnership's behalf the sale, exchange or other disposition of all or substantially all of the assets of the Partnership's subsidiaries as a whole. The General Partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without that approval. The General Partner may also sell all or substantially all of the Partnership's assets under a foreclosure or other realization upon those encumbrances without such approval.

        If conditions specified in the amended and restated partnership agreement are satisfied, the General Partner may merge the Partnership or any of the Partnership's subsidiaries into, or convey some or all of the Partnership's assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change the Partnership's legal form into another limited liability entity. The Partnership unitholders are not entitled to appraisal rights under the amended and restated partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of the Partnership's assets or any other transaction or event for such purpose.

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 Termination and Dissolution

        The Partnership will continue as a limited partnership until terminated under the amended and restated partnership agreement. The Partnership will dissolve upon:

  •
  the election of the General Partner to dissolve the Partnership, if approved by the holders of a majority of the outstanding Partnership common units;

  •
  the sale, exchange or other disposition of all or substantially all of the Partnership's assets and properties and the Partnership's subsidiaries;

  •
  the entry of a decree of judicial dissolution of the Partnership; or

  •
  the withdrawal of the General Partner in violation of the amended and restated partnership agreement and the successor general partner is not admitted.

Liquidation and Distribution of Proceeds

        Upon the Partnership's dissolution, the liquidator authorized to wind up the Partnership's affairs will, acting with all of the powers of the General Partner that the liquidator deems necessary or desirable in its judgment, liquidate the Partnership's assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash Upon Liquidation" on page 4. The liquidator may defer liquidation of the Partnership's assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

No Withdrawal or Removal of the General Partner

        The General Partner cannot withdraw or cannot be removed at any time for any reason. Any attempt of withdrawal or removal of the General Partner will be null and void. Nonetheless, if the General Partner withdraws in violation of the amended and restated partnership agreement:

  •
  the withdrawing General Partner must give 90 days notice to the limited partners;

  •
  the successor general partner will be elected by a plurality of the votes of the Partnership unitholders at a special meeting or an annual meeting;

  •
  the successor general partner elected will be admitted to the Partnership as the general partner effective immediately prior to the withdrawal of the predecessor general partner;

  •
  the successor general partner elected will automatically become the successor general partner or managing member of the Partnership's subsidiaries; and

  •
  if the successor general partner is elected, the Partnership will not be dissolved and the successor general partner will continue the business of the Partnership.

Transfer of General Partner Interests

        The General Partner interests cannot be transferred to any person for any reason. So long as the Partnership is a limited partnership, 100% of the General Partner interests will be owned by the Partnership or one or more of its wholly owned subsidiaries.

Change of Management Provisions

        The amended and restated partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove MarkWest Energy GP, L.L.C. as the general partner or otherwise change management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group

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loses voting rights on all of its units. This loss of voting rights does not apply to any person or group who acquires the units with the prior approval of the General Partner board.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of Partnership common units on the record date will be entitled to notice of, and to vote at, meetings of the Partnership's limited partners and to act upon matters for which approvals may be solicited. Partnership common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the General Partner at the written direction of the record holder. Absent direction of this kind, the Partnership common units will not be voted.

        Any action that is required or permitted to be taken by the Partnership unitholders may be taken either at a meeting of the Partnership unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the Partnership unitholders may be called by the General Partner or by Partnership unitholders owning at least 20% of the outstanding Partnership common units. Partnership unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding common units, represented in person or by proxy, will constitute a quorum unless any action by the Partnership unitholders requires approval by holders of a greater percentage of the Partnership common units, in which case the quorum will be the greater percentage.

        However, if at any time any person or group, other than the General Partner and its affiliates, or a direct or subsequently approved transferee of the General Partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Partnership common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Partnership common units under the amended and restated partnership agreement will be delivered to the record holder by the Partnership or by the transfer agent.

        The annual meeting of the limited partners holding Partnership common units will be held in June each year or on such other date and time as may be fixed from time to time by the General Partner. Notice of the annual meeting will be given between ten days and 60 days prior to the meeting date. The limited partners holding Partnership common units will vote together as single class. The limited partners entitled to vote will elect by plurality of the votes cast at such meeting the directors of the General Partner. Each Partnership common unit is entitled to one vote for such Partnership common unit that is registered in the name of the limited partner on the record date for the meeting. The General Partner, the Partnership or their affiliates cannot vote their units that are otherwise entitled to vote, and those units are not considered to be outstanding for purposes of determining a quorum.

Board of Directors

        The number of directors of the General Partner board will be between seven and eleven, but the number of the directors may be changed by the majority of the directors of the General Partner board so long as the decrease in number does not shorten the term of any incumbent director. Unless otherwise previously elected at a special meeting, at each annual meeting of the limited partners, the directors will be elected to hold office until the next annual meeting. Each director will hold office for

14

the term for which such director is elected or until such director's earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining directors then in office. A director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office. If the SEC promulgates a rule that provides for nominations by the stockholders of publicly traded companies of persons for election to the board of directors, the Partnership and the General Partner will adopt such rule as applied to a corporation without regard to any exemptions provided to limited partnerships.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability" beginning on page 8, the Partnership common units will be fully paid, and Partnership unitholders will not be required to make additional contributions.

        An assignee of a Partnership common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from the Partnership, including liquidating distributions. The General Partner will vote and exercise other powers attributable to Partnership common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read "—Meetings; Voting" above. Transferees that do not execute and deliver a transfer application will not be treated as assignees nor as record holders of Partnership common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of Partnership common units. Please read "Description of the Common Units—Transfer of Common Units" beginning on page 36.

Non-citizen Assignees; Redemption

        If the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property that the Partnership has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, the Partnership may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the General Partner determines, with the advice of counsel, after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee and the General Partner will be substituted for such non citizen assignee as the limited partner in respect of his limited partner interests. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon the Partnership's liquidation.

Indemnification

        Under the amended and restated partnership agreement, in most circumstances, the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  the General Partner;

  •
  any person who is or was an affiliate of the General Partner or any departing general partner;

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  •
  any person who is or was a member, partner, officer, director, employee, agent or trustee of the Partnership, Opco, any of their subsidiaries, the General Partner or any affiliate of the Partnership, Opco or any of their subsidiaries; or

  •
  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will only be out of the Partnership's assets. The General Partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable the Partnership to effectuate indemnification. The Partnership may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify the person against liabilities under the amended and restated partnership agreement.

Books and Reports

        The General Partner is required to keep appropriate books and records of the Partnership's business at the Partnership's principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, the Partnership's fiscal year is the calendar year.

        The Partnership will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by the Partnership's independent public accountants. Except for the Partnership's fourth quarter, the Partnership will also furnish or make available summary financial information within 90 days after the close of each quarter.

        The Partnership will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. The Partnership's ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying the Partnership with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies the Partnership with information.

Right to Inspect the Partnership's Books and Records

        The amended and restated partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each limited partner;

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  a copy of the Partnership's tax returns;

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  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each limited partner and the date on which each became a limited partner;

  •
  copies of the amended and restated partnership agreement, the certificate of limited partnership of the Partnership, related amendments and powers of attorney under which they have been executed;

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  •
  information regarding the status of the Partnership's business and financial condition; and

  •
  any other information regarding the Partnership's affairs as is just and reasonable.

        The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in the Partnership's or its subsidiaries' best interests, could damage the Partnership or its subsidiaries or which the Partnership or its subsidiaries is required by law or by agreements with third parties to keep confidential.

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 MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based on current provisions of the Internal Revenue Code, existing and proposed regulations to the extent noted and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are to MarkWest Energy Partners and the operating partnership.

        This section does not address all federal income tax matters that affect us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter that affects us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

            (1)   the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales");

            (2)   whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

            (3)   whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election").

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 Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 4% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based on the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations set forth below, MarkWest Energy Partners will be classified as a partnership for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied are:

            (a)   Neither we nor the operating partnership has elected or will elect to be treated as a corporation; and

            (b)   For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

            (c)   Each hedging transaction that we treated as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us

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so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that MarkWest Energy Partners will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of MarkWest Energy Partners will be treated as partners of MarkWest Energy Partners for federal income tax purposes. Also:

            (a)   assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

            (b)   unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of MarkWest Energy Partners for federal income tax purposes.

        As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in MarkWest Energy Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him.

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Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Cash distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. To the extent that cash distributions made by us cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder estate, trust or a corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations), to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his at-risk amount is subsequently increased, provided such losses do nto exceed such common unitholder's tax basis in common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were

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previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss suspended by the at risk or basis limitation in excess of that gain is no longer utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against low because of a guarantee, sto-loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitation on the deductability of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or salary or active business income. Similarly, a unitholder's share of our net income may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributable to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the

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payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that amount of loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and then to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder who purchases common units in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future "reverse Section 704(c) Allocations," similar to Section 704(c) Allocations described above, will be made to holders of partnership immediately prior to such other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

  •
  his relative contributions to us;

  •
  the interests of all the partners in profits and losses;

  •
  the interest of all the partners in cash flow; and

  •
  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction.

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        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder as to those units would be fully taxable; and

  •
  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    In general, the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income tax rate for net capital gains of an individual currently is 15%, where if the asset disposed of was held for more than twelve months at the time of disposition, is scheduled to remain at 15% for years 2008 through 2010 and then increase to 20% beginning January 1, 2011.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us and it belongs only to the purchaser and not to other unitholders. Please also read, however, "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction." For purposes of this discussion, a unitholder's inside basis in our assets has two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we have adopted), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "—Tax Treatment of Operations—Uniformity of Units."

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        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Tax Treatment of Operations—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

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 Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Initial Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to any offering will be borne by our unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We were not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property he

26

receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as long-term capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum rate of 15% through December 31, 2010. However, a portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

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        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders as well as unitholders whose interest may vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of substantial penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1) for one fiscal year and the cost of the prepurchase of these returns will be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to

28

determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they

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will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effective connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with the unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder of a publicly traded partnership would be subject to U.S. federal income tax withholding tax upon the sale or disposition of a unit to the extent of the unitholder's share of the partnerships U.S. real property holdings if he owns 5% or more of the units at any point during the five-year period ending on the date of such disposition. Therefore, foreign unitholders may be subject to federal income tax on the gain from the sale or disposition of their units.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one

30

partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names MarkWest Energy GP, L.L.C. as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

            (a)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

            (b)   whether the beneficial owner is

              (1)   a person that is not a United States person,

              (2)   a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

              (3)   a tax-exempt entity;

            (c)   the amount and description of units held, acquired or transferred for the beneficial owner; and

            (d)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for

31

the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

            (1)   for which there is, or was, "substantial authority," or

            (2)   as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists but for which a reasonable basis for the tax treatment of such item exists, we must disclose the relevant facts on our return. In such a case, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," a term that in this context does not appear to include us.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy Related Penalties,"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

State, Local and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in nine states, most of which impose income taxes. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. We may also own property or do business in other jurisdictions in the future. You may not be required to file a return and pay taxes in

32

some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement. You will be required, however, to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdiction and localities, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state, local or foreign as well as United States federal tax returns, that may be required of him.

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 INVESTMENT IN MARKWEST ENERGY PARTNERS BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

            (a)   whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

            (b)   whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

            (c)   whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

            (a)   the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws,

            (b)   the entity is an "operating company," that is, it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or

            (c)   there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

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        Plan fiduciaries contemplating a purchase of common units are urged to consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

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 DESCRIPTION OF COMMON UNITS

The Units

        The common units and the Class A units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and Class A units in and to partnership distributions, please read "Cash Distribution Policy". For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

  Duties

        Wells Fargo Bank, N.A. serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

  •
  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner in our partnership;

  •
  agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

  •
  represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

36

  •
  grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

  •
  makes the consents and waivers contained in the partnership agreement.

        An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

        A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  •
  the right to assign the common unit to a purchaser or other transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  •
  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

  •
  may not receive some federal income tax information or reports furnished to record holders of common units.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "The Partnership Agreement—Status as Limited Partner or Assignee."

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or applicable stock exchange regulations.

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 PLAN OF DISTRIBUTION

        We are registering the common units on behalf of the selling unitholders. As used in this prospectus, "selling unitholders" includes donees and pledgees selling common units received from a named selling unitholder after the date of this prospectus.

        Under this prospectus, the selling unitholders intend to offer our securities to the public:

  •
  through one or more broker dealers;

  •
  through underwriters; or

  •
  directly to investors.

        The selling unitholders may price the common units offered from time to time:

  •
  at fixed prices;

  •
  at market prices prevailing at the time of any sale under this registration statement;

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  at prices related to prevailing market prices;

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  varying prices determined at the time of sale; or

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  at negotiated prices.

        We will pay the costs and expenses of the registration and offering of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to each selling unitholder's sale of its respective common units, which will be paid by the selling unitholders. Broker dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

  •
  in or through one or more transactions (which may involve crosses and block transactions) or distributions;

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  on the New York Stock Exchange or such other national exchange on which our common units are listed at such time;

  •
  through the writing of options;

  •
  in the over-the-counter market; or

  •
  in private transactions.

        Broker dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker dealers, and other broker dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

        To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions the selling unitholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

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        In addition, the selling unitholders have advised us that they may sell common units in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

        In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

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 VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

        The financial statements incorporated in this registration statement by reference from the Partnership's Annual Report on Form 10-K/A for the year ended December 31, 2007 and the effectiveness of MarkWest Energy Partners L.P.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of MarkWest Hydrocarbon, Inc. for the year ended December 31, 2007 incorporated in this registration statement by reference from the Partnership's Current Report on Form 8-K/A filed March 14, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Starfish Pipeline Company, L.L.C. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 incorporated in this Prospectus by reference to MarkWest Energy Partners, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2007 and by reference to the Current Report on Form 8-K/A of MarkWest Energy Partners, L.P. dated March 14, 2008 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to significant transactions and relationships with affiliated entities as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC under the Securities Act a registration statement on Form S-3 with respect to the common units offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common units offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC's EDGAR System. The web site can be accessed at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(f), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to 2.02 or 7.01 on any current report on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all offerings under this registration statement are completed:

  •
  our annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 29, 2008 and the amendment to our annual report on Form 10-K/A, as filed with the SEC on May 8, 2008;

  •
  our quarterly report on Form 10-Q for the period ended March 31, 2008 as filed with the SEC on May 12, 2008; and

  •
  our current reports on Form 8-K, as filed with the SEC on January 2, 2008, January 9, 2008, January 22, 2008, January 25, 2008, January 30, 2008, January 31, 2008, February 21, 2008, February 28, 2008, March 4, 2008, April 11, 2008, April 15, 2008, April 25, 2008, April 30, 2008, and May 1, 2008, and the amendments to our current reports on Form 8-K/A, as filed with the SEC on March 14, 2008 and April 7, 2008.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

        MarkWest Energy Partners, L.P.
1515 Arapahoe Street
Tower 2, Suite 700
Denver, Colorado 80202
(303) 925-9200
Attention: Investor Relations

These documents may also be accessed at our website at http://www.markwest.com. All other information contained in or accessible from our corporate website is not part of this prospectus.

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 FORWARD LOOKING STATEMENTS

        Statements included or incorporated by reference in this prospectus that are not historical facts are forward looking statements. We use words such as "could," "may," "will," "predict," "should," "expect," "hope," "continue," "potential," "plan," "intend," "anticipate," "project," "believe," "estimate," and similar expressions to identify forward looking statements.

        These forward looking statements are made based upon management's expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward looking statements. We do not update publicly any forward looking statement with new information or future events. Investors are cautioned not to put undue reliance on forward looking statements as many of these factors are beyond our ability to control or predict. Please read "Risk Factors."

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